Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254448

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2021

Preliminary Prospectus Supplement

(to Prospectus dated March 18, 2021)

$600,000,000

BALLY’S CORPORATION

Common Stock

We are offering               shares of our common stock. We have also granted the underwriters an option to purchase up to an additional               shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BALY.” On April 9, 2021, the closing sale price of our common stock on NYSE was $61.70 per share.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters’ exercise of their option), together with the net proceeds of our Unit Offering (as described herein), to partially fund the cash portion of the purchase price of our announced Combination (as defined herein) with Gamesys Group plc (“Gamesys”). Upon the consummation of this offering, all or substantially all of the net proceeds may be placed in an escrow account with one of the banks that have committed to finance the Combination to reduce such financing commitments. If the Combination is terminated, lapses or is withdrawn for any reason prior to the consummation of the Combination, the amount in escrow will be released to us and used for general corporate purposes, as described under “Use of Proceeds.” This offering of common stock is not contingent on the consummation of the Combination or the Unit Offering, and the consummation of the Combination is not contingent on the consummation of this offering of common stock or the Unit Offering and, as a result, it is possible that this offering of common stock occurs and the Combination or the Unit Offering does not occur and vice versa, and we cannot give you any assurance that the Combination will be consummated on the terms described herein or the time frame contemplated herein, if at all.

Concurrently with this offering of common stock, we are offering 5,000,000 tangible equity units for a total price to the public of approximately $250 million (or up to 750,000 tangible equity units, for a total price to the public of approximately $287.5 million, if the underwriters for that offering exercise their option to purchase additional tangible equity units). This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities offered in the Unit Offering.

Investing in our common stock involves significant risks. See “Risk Factors” in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-53 of this prospectus supplement for additional information regarding underwriter compensation.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock as described above.

The underwriters expect to deliver the shares against payment in New York, New York on April      , 2021.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman Sachs & Co. LLC	Barclays

Bookrunners

Citizens Capital Markets	Truist Securities	Fifth Third Securities	Capital One Securities

Prospectus Supplement dated            , 2021

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About this Prospectus Supplement

This prospectus supplement and the accompanying prospectus relate to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the heading “Incorporation by Reference of Certain Documents” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated March 18, 2021, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of any date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement and the information incorporated by reference herein includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about our plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on our current expectations and assumptions. Although we believe that our expectations and assumptions are reasonable at this time, they should not be regarded as representations that our expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the date of this prospectus supplement and we do not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond our control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

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•	uncertainties surrounding the COVID-19 pandemic, including limitations on our operations, increased costs, changes in customer attitudes, impact on our employees and the ongoing impact of COVID-19 on general economic conditions;

•	unexpected costs, difficulties integrating and other events impacting our recently completed and proposed acquisitions and our ability to realize anticipated benefits;

•	risks associated with our rapid growth, including those affecting customer and employee retention, integration and controls;

•	risks associated with the impact of the digitalization of gaming on our casino operations, our expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of our new interactive businesses generally;

•	the very substantial regulatory restrictions applicable to us, including costs of compliance;

•	restrictions and limitations in agreements to which we are subject, including our debt, could significantly affect our ability to operate our business and our liquidity; and

•	other risks identified in Part I. Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with SEC on March 10, 2021 or identified under “Risk Factors” in this prospectus supplement and the prospectus dated March 18, 2021 to which this prospectus supplement relates.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses. You should not place undue reliance on our forward-looking statements.

Industry and Market Data

The market data and industry statistical data used throughout this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, neither we nor the underwriters have independently verified the information and cannot guarantee its accuracy and completeness.

IFRS and U.S. GAAP

Bally’s consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) whereas Gamesys’ consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

U.S. GAAP differs from IFRS in a number of significant respects. Bally’s has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the combined group of Bally’s and Gamesys following the completion of the Combination (the “Combined Group”) in, or reconcile them to, IFRS and has not quantified these differences for Gamesys shareholders or potential investors. For a discussion of certain differences between IFRS and U.S. GAAP that are relevant to converting results of Gamesys that are presented in the Unaudited Pro Forma Condensed Combined Financial Information, see the footnotes to the Unaudited Pro Forma Condensed Combined Financial Information included herein.

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In making an investment decision, you should rely on your own examination of Bally’s, the terms of the proposed Combination and the financial information in this prospectus supplement and should consult your own professional advisors for an understanding of the differences between IFRS and U.S. GAAP.

Special Note Regarding Non-GAAP Financial Measures

The key performance indicator used in managing our business is adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure. Adjusted EBITDA is defined as earnings for the Company, or where noted the Company’s reporting segments, before, in each case, interest expense, net of interest income, provision for income taxes, depreciation and amortization, acquisition, integration and restructuring expense, goodwill and asset impairment, share-based compensation, professional and advisory fees associated with capital return program, credit agreement amendment expenses, gain on insurance recoveries, CARES Act credit, and certain other gains or losses as well as, when presented for the Company’s reporting segments, an adjustment related to the allocation of corporate cost among segments.

We use Adjusted EBITDA to analyze the performance of our business and it is used as a determining factor for performance based compensation for members of our management team. We have historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of the Company’s core operating results and as a means to evaluate period-to-period performance. Also, we present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. Adjusted EBITDA information is presented because management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results. Management believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented or they may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as an alternative to GAAP net income as an indicator of the Company’s performance. In addition, Adjusted EBITDA as used by the Company may not be defined in the same manner as other companies in the Company’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

DISCLOSURE requirements of the takeover code

Under Rule 8.3(a) of the United Kingdom City Code on Takeovers and Mergers (the “Takeover Code”), any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure (as defined in the Takeover Code) following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the Takeover Code applies must be made by no later than 3:30 pm (London time) on the tenth business day following the commencement of the offer period and, if appropriate, by no later than 3:30 pm (London time) on the tenth business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure (as defined in the Takeover Code).

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Takeover Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Takeover Code applies must be made by no later than 3:30 pm (London time) on the business day following the date of the relevant dealing.

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If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Takeover Code Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the UK Panel on Takeovers and Mergers’ (the “Takeover Panel”) website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit at +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

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Prospectus Supplement Summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein or therein. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and beginning on page S-13 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless we state otherwise or the context indicates otherwise, references to “Bally’s,” “BALY,” the “Company,” “we,” “us,” “our” and “ours” in this prospectus supplement and the accompanying prospectus refer to Bally’s Corporation, a Delaware corporation, together with its consolidated subsidiaries.

Our Company

Our objective is to be one of the leading omni-channel gaming and interactive entertainment companies in the United States.

We are already a leading owner and operator of land-based casinos in eight states in the United States:

Property	Location	Type	Built/ Acquired	Gaming Square Footage	Slot Machines	Table Games	Hotel Rooms	Food and Beverage Outlets	Race- book	Sports- book
Twin River Casino Hotel	Lincoln, RI	Casino and Hotel	2007	168,072	4,067	114	136	21	Yes	Yes
Hard Rock Biloxi	Biloxi, MS	Casino and Resort	2007	50,984	983	55	479	18	No	Yes
Tiverton Casino Hotel	Tiverton, RI	Casino and Hotel	2018	33,840	1,000	32	83	7	Yes	Yes
Dover Downs Hotel and Casino	Dover, DE	Casino, Hotel and Raceway	2019	84,075	2,060	37	500	14	Yes	Yes
Black Hawk Casinos(1)	Black Hawk, CO	3 Casinos	Multiple	34,632	570	33	—	8	No	Yes
Casino KC	Kansas City, MO	Casino	2020	39,788	848	17	—	3	No	No
Casino Vicksburg	Vicksburg, MS	Casino and Hotel	2020	32,608	499	8	89	4	No	Yes
Bally’s Atlantic City	Atlantic City, NJ	Casino and Hotel	2020	83,569	1,481	93	1,214	10	No	Yes
Eldorado Resort Casino Shreveport	Shreveport, LA	Casino and Hotel	2020	49,916	1,382	54	403	6	No	No
MontBleu Casino & Spa	Lake Tahoe, NV	Casino and Hotel	2021	48,456	418	17	436	7	Yes	Yes

(1)	Includes the Golden Gates, Golden Gulch and Mardi Gras casinos.

We acquired the rights to the name “Bally’s” in 2020 as part of our strategy to become the leading U.S. full-service sports betting/iGaming company with physical casinos and online gaming solutions united under a single, prominent brand. We took other key steps to build our iGaming and sports betting business in the past year, including:

•	entering into a strategic partnership with Sinclair Broadcast Group (“Sinclair”) to leverage the Bally’s brand and combine our sports betting technology with Sinclair’s expansive natural footprint, which includes 188 local TV stations, 19 regional sports networks, the STIRR streaming service, the Tennis Channel and five stadium digital TV and internet sports networks;

•	signing a definitive agreement to acquire Bet.Works Corp. (“Bet.Works”), a sports betting platform provider to operators in Colorado, New Jersey, Indiana and Iowa; and

•	acquiring SportCaller, a leading B2B free-to-play game provider, and Monkey Knife Fight, the third-largest fantasy sports platform in North America, in early 2021.

We are a Delaware corporation with our global headquarters in Providence, Rhode Island.

Announced Combination

On April 13, 2021, we announced the terms of a recommended offer pursuant to the Takeover Code to acquire all of the issued and to be issued ordinary share capital of Gamesys for a mixture of cash and shares of our common stock (the “Combination”). Gamesys is a leading international online gaming operator that provides entertainment to a global consumer base. Gamesys currently offers bingo and casino games to its players using brands that include Jackpotjoy, Virgin Games, Botemania, Vera&John, Heart Bingo, Megaways, Rainbow Riches Casino and Monopoly Casino, and focuses on building its diverse portfolio of distinctive and recognizable brands that deliver best-in-class player experience and gaming content. Under the terms of the Combination, Gamesys shareholders would have the option to receive, for each share of Gamesys, 1,850 pence in cash or shares of our common stock (at an exchange ratio of 0.343 for each Gamesys share) or a combination of both. Certain of Gamesys’ current shareholders holding 25.6% of Gamesys’ shares have agreed to receive shares of our common stock in the Combination. The maximum cash consideration payable to Gamesys shareholders, if only the former Gamesys founders and Gamesys executives elect to receive shares of our common stock, would amount to approximately £1.6 billion.

It is intended that the Combination will be effected by means of a Court-approved scheme of arrangement between Gamesys and its shareholders under part 26 of the Companies Act 2006 (the “Scheme”). The Combination is, among other things, subject to Gamesys’ shareholder approval at (i) a Court of Justice in England and Wales (the “Court”)-convened meeting of the Gamesys shareholders (the “Court Meeting”) and (ii) a general meeting of the Gamesys shareholders (the “General Meeting”).

In order to be effective, among other things, the Scheme must be approved by a majority of the Gamesys shareholders who are present and voting, whether in person or by proxy, at the Court Meeting and who represent 75% or more in value of the votes cast at the Court Meeting. Additionally, a special resolution implementing the Scheme must be passed by Gamesys shareholders representing at least 75% of votes cast at the General Meeting. The Combination is also conditioned upon our shareholders approving our issuance of common stock to Gamesys shareholders, as well as regulatory approvals and other customary closing conditions.

Unit Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, $250 of our         % tangible equity contracts (“Units”), plus up to an additional 15% of Units that the underwriters of the Unit Offering have the option to purchase directly from us (the “Unit Offering”). Each Unit is comprised of two parts: (1) is a prepaid stock purchase contract issued by us (a “purchase contract”) and (2) a senior amortizing note issued by us (an “amortizing note”). If the Unit Offering is consummated but the closing of the Combination has not occurred on or prior to April 13, 2022 (or as may be agreed by Bally’s and Gamesys and, if required, the Court, a later date, which later date shall not in any event be later than October 12, 2022, the “Long Stop Date”), the Combination is terminated, lapses or withdrawn, we may elect to redeem all, but not less than all, of the outstanding purchase contracts in accordance with the terms thereof (an “termination redemption”). Upon any such termination redemption, holders of Units would have the right to require us to repurchase their amortizing notes at the relevant repurchase price. Unless earlier redeemed by us in connection with termination redemption or settled earlier at the holder’s option or at our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on April 15, 2024, and we will deliver a specified number of shares of our common stock per purchase contract based upon applicable settlement rates and the market value of our common stock. The amortizing notes have a specified initial principal amount and a specified interest rate and we will make specified payments of interest and partial repayments of principal on quarterly installment payment dates. The net proceeds from the sale of Units in the Unit Offering will be approximately $241.2 million (or approximately $277.4 million if the underwriters of such offering exercise their option to purchase additional Units in full).

This offering of common stock is not contingent on the consummation of the Combination or the Unit Offering, and the consummation of the Combination or the Unit Offering is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Combination or the Unit Offering does not occur and vice versa, and we cannot give you any assurances that the Combination will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Use of Proceeds” and see “Risk Factors—Risks Related to Our Common Stock and this Offering—This offering is not conditioned upon the completion of the Combination. If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.” and “—Risk Factors Relating to the Combination—We may fail to consummate the Combination or may not consummate it on the terms described herein.” If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities offered in the Unit Offering.

Financing for the Combination

We have obtained a binding commitment pursuant to a commitment letter and an interim facilities agreement from Deutsche Bank AG, London Branch, Goldman Sachs USA and Barclays Bank PLC (the “Lenders”) to provide fully committed bridge term loan facilities up to £1,435.0 million and €336.0 million (collectively, the “Bridge Commitment”) to fund the Combination. The availability of the borrowings under the commitment letter (or if the commitments under the commitment letter are not funded on the closing date, the interim facilities agreement) are subject to the satisfaction of certain customary conditions for the financing of an acquisition of a public company formed under the laws of England & Wales. Proceeds from this offering and any proceeds from the Unit Offering will be used to pay the fees, costs and expenses incurred in connection with this offering and the Unit Offering and then to partially fund the cash portion of the purchase price of the Combination. Upon the consummation of this offering and the Unit Offering, all or substantially all of the net proceeds may be contributed to a newly formed subsidiary established for the purpose of consummating the Combination and may be converted into Pounds Sterling and deposited into one or more escrow accounts with one or more of the banks that have committed to finance the Combination, which escrow deposits will reduce the financing commitments under the Bridge Commitment, and any equity raise in excess of $850 million will reduce the GLPI Commitment (as defined below) on a dollar-for-dollar basis. Any additional net proceeds from this offering or the Unit Offering may, at our discretion, also be deposited into such escrow accounts and further reduce the financing commitments under the Bridge Commitment.

We have also entered into a commitment letter (the “GLPI Commitment Letter”) with Gaming & Leisure Properties, Inc. (“GLPI”) pursuant to which GLPI has irrevocably committed to purchase shares of our common stock, or, subject to U.S. regulatory requirements, warrants, with a value of up to $500 million (the “GLPI Commitment”), at a price per share based on volume-weighted average price determined over a period of time prior to such issuance. We may use the proceeds to fund a portion of the aggregate cash consideration for the Combination, acquisition costs and fees and expenses incurred by us and our affiliated entities related to the Combination, or to refinance the existing indebtedness of Gamesys. The GLPI Commitment contemplates that Bally’s and GLPI will effect one or more takeout sale and leaseback transactions, thereby reducing the number of Bally’s shares (or warrants) to be issued to GLPI. Under certain circumstances, we may be required to obtain shareholder approval prior to the issuance of the entire amount of shares or warrants issuable under the GLPI Commitment.

In lieu of the Bridge Commitment and the GLPI Commitment, we may pursue one or more offerings of private placements of debt or equity securities, sale and leaseback transactions and/or bank financings, in each case, to finance the Combination (including the refinancing of existing indebtedness of Gamesys) and/or refinance our existing credit facilities and senior unsecured notes (the “Alternative Refinancing”).

Strategic Rationale for Combination

Bally’s and Gamesys believe that the online gambling and sports betting sector in the U.S. continues to exhibit many characteristics that are structurally attractive with a steep anticipated growth trajectory as favorable regulatory progress throughout the U.S. leads to the opening of new sports betting and iGaming markets. This opportunity is reflected in industry analysts estimating a potential total addressable market size in excess of $45 billion. Bally’s and Gamesys believe that having a combination of both proven, developed technology and land-based platforms across key U.S. states, with global brands, existing customer bases and complementary product offerings will be key to taking advantage of these growth opportunities. The following factors have also been taken into consideration by Bally’s and Gamesys in connection with the Combination:

•	Bally’s believe that the Combination represents a compelling strategic and financial opportunity to improve the offering and experience for customers;

•	the Combination would accelerate Bally’s long-term growth strategy, the objective of which is to become the premier, truly integrated, omni-channel U.S. gaming company with a B2B2C business;

•	Gamesys’ existing platform would benefit from Bally’s fast-growing land-based and online platform in the U.S., providing market access through Bally’s operations in key states as the nascent iGaming and sports betting opportunity develops at this pivotal moment in the market’s evolution;

•	Bally’s would benefit from Gamesys’ proven technology platform, expertise and highly respected and experienced management team. These offerings, integrated with Bally’s online sports betting platform via the pending Bet.Works acquisition and the transformational media partnership with Sinclair, would place the Combined Group in a strong position to capitalize on the quickly developing U.S. online market;

•	the Combination would create one of the broadest portfolios in market of omni-channel cross-sell opportunities with land-based gaming, online sports betting, iCasino, poker, bingo, daily fantasy sports and free-to-play games;

•	the Combination would create significant value for Bally’s by bringing in-house a technology platform to further build out iGaming offerings and create a unified player development database;

•	the Combined Group is expected to be highly cash flow generative, enabling it to pursue growth opportunities through reinvestment and strategic M&A. The greater number of registered accounts and monthly active customers that would result from the Combination, together with a more diversified player community and an enhanced customer database, are expected to create opportunities to increase growth and profitability; and

•	the Combined Group will be committed to responsible gaming and industry leadership in environmental, social and corporate governance efforts, including targeting carbon neutrality and good corporate governance.

Sources and Uses

The following table outlines the illustrative estimated sources and uses of funds. In the event that we consummate the Combination, the final dollar amounts of sources and uses identified below will likely vary from the estimates reflected in the following table, in particular due to the terms of any financing we obtain (and particularly if we pursue an Alternative Refinancing in lien of drawing on the Bridge Commitment and/or the GLPI Commitment), the timing of the possible closing of the Proposed Transactions and fluctuations in exchange rates. See “Use of Proceeds.” Amounts in Pounds Sterling have been converted into U.S. dollars at the exchange rate of $1.3787 per pound. Amounts in euros have been converted into U.S. dollars at the exchange rate of $1.1901 per U.S. Dollar.

Sources of Funds (in millions):		Uses of Funds (in millions):
This offering(1)	$600	Gamesys cash purchase price(5)	$2,143
Unit Offering(1)	250	Repayment of Gamesys debt(6)	693
Gamesys cash and cash equivalents(2)	248	Estimated fees and expenses(7)	300
GLPI Commitment(3)	500	Cash to balance sheet	25
Bridge Commitment (4)	1,563
Total Sources	$3,161	Total Uses	$3,161

(1)	Does not include up to approximately $127.5 million of additional gross proceeds that may be received as a result of the underwriters’ exercise of their options to purchase additional shares and Units.
(2)	Represents estimated cash and cash equivalents of Gamesys at the time of the Combination that are anticipated to be used in connection with the Combination, the repayment of certain outstanding indebtedness of Gamesys and costs and expenses.

(3)	Represents the gross commitment amount provided by GLPI.
(4)	Assumes initial bridge commitment of $2,378 million is reduced by $815 million of proceeds from this offering. See “—Financing for the Combination” and “Risk Factors—The unaudited pro forma condensed combined financial information and other adjusted information included in this prospectus supplement is unaudited and the actual financial condition and results of operations after the Combination may differ materially.”
(5)	Consistent with the “Unaudited Pro Forma Condensed Combined Financial Information” set forth herein, Gamesys cash purchase price assumes the minimum number of Bally’s shares to be issued in connection with the Combination per agreement with certain Gamesys shareholders is 9,605,201. Any increase in the portion of Gamesys shareholders who elect to receive shares of our common stock will result in a decrease in the Gamesys cash purchase price.
(6)	Represents existing indebtedness of Gamesys as of December 31, 2020, all of which will be required to be repaid or amended upon consummation of the Combination.
(7)	Includes anticipated estimated fees and expenses, including those relating to this offering, the Unit Offering, the Combination, the Bridge Commitment, the repayment of certain outstanding indebtedness of Gamesys, and certain currency hedges relating to the anticipated Gamesys cash purchase price.

Recent Developments

Preliminary Results for the First Quarter of 2021

Preliminary estimates of our net revenue and Adjusted EBITDA for the quarter ended March 31, 2021 are presented below. We have not yet finalized our operating results for this period, and our consolidated financial statements as of and for the quarter ended March 31, 2021 are not expected to be available until after this offering is completed. Consequently, our actual operating results for the quarter ended March 31, 2021 will not be available to you prior to investing in this offering.

Our actual operating results remain subject to the completion of our quarter-end closing process, which includes review by management and our audit committee. While carrying out such procedures, we may identify items that would require us to make adjustments to the preliminary estimates of our net revenue and Adjusted EBITDA set forth below. As a result, our actual net revenue and Adjusted EBITDA could be different than the expectation set forth below and such differences could be material. Additionally, our estimates of our net revenue and Adjusted EBITDA are forward-looking statements based solely on information available to us as of the date of this prospectus supplement and may differ materially from our actual operating results as a result of developments that occur after the date of this prospectus supplement. Therefore, you should not place undue reliance on these preliminary estimates of our operating results. See “Cautionary Note Regarding Forward-Looking Statements.”

The preliminary estimates of our net revenue and Adjusted EBITDA included below has been prepared by, and is the responsibility of, our management. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates of our net revenue and Adjusted EBITDA. Accordingly, Deloitte & Touche LLP expresses no opinion or any other form of assurance with respect thereto. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 once it becomes available. We have no intention or obligation to update the preliminary estimates of our net revenue and Adjusted EBITDA set forth below prior to filing our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. You should consider carefully the information set forth in the section entitled “Risk factors” in this prospectus supplement and under “Part I. Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and all other information and risk factors contained elsewhere in this prospectus supplement for additional information regarding factors that could result in differences between the preliminary estimated net revenue and Adjusted EBITDA that is presented below and the actual financial results we will report.

We currently estimate that for the three months ended March 31, 2021, our net revenue was greater than $185.0 million and Adjusted EBITDA was greater than $50.0 million, compared to net revenue and Adjusted EBITDA of $109.1 million and $22.1 million, respectively, for the quarter ended March 31, 2020.

Net income is the most closely comparable GAAP measure to Adjusted EBITDA, but we are unable to present net income for the three months ended March 31, 2021 at this time without unreasonable effort or expense given that, among other things, we are in the process of our quarterly closing procedures.

Annual Meeting Proposals

On April 8, 2021, we filed a proxy statement (the “2021 Proxy Statement”) with the SEC related to our 2021 annual shareholder meeting (the “Annual Meeting”), which is scheduled to be held on May 18, 2021. Among other proposals, the 2021 Proxy Statement includes proposals to (1) approve an increase in the total number of our authorized common shares from 100,000,000 to 200,000,000, (2) authorize 10,000,000 shares of preferred stock and to provide that our board of directors is authorized to prescribe the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock, and (3) approve an equity plan under which up to 4,250,000 common shares would be issuable, subject to adjustment, to directors, executives and employees. Only shareholders of record as of the close of business on March 19, 2021 will be entitled to notice of and to vote at the Annual Meeting.

Purchase of Tropicana Las Vegas Hotel and Casino

On April 13, 2021, we agreed to purchase the Tropicana Las Vegas, Nevada casino ("Tropicana") from GLPI, a publicly traded gaming focused real estate investment. We estimate the transaction to be valued at approximately $300 million. The purchase price for the Tropicana property's non-land assets is $150 million. In addition, we have agreed to lease the land underlying the Tropicana property from GLPI for an initial term of 50 years at annual rent of $10.5 million, subject to increase over time. We and GLPI will also will enter into a sale-and-leaseback transaction relating to our Black Hawk, CO and Rock Island, IL casino properties for a cash purchase price of $150 million payable by GLPI. The lease will have initial annual fixed rent of $12 million, subject to increase over time. We and GLPI have agreed to use commercially reasonable efforts to negotiate and enter into definitive documents with respect to these transactions as promptly as practicable in order to fully reflect the contemplated terms.

Corporate Information

Our principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903 and our telephone number is (401) 475-8474. Our website is www.ballys.com. Information found on our website is not part of this prospectus supplement.

The Offering

Issuer	Bally’s Corporation, a Delaware corporation.
Common Stock Offered	shares, plus up to an additional shares if the underwriters exercise their option to purchase additional shares in full.
Common Stock to be Outstanding after this Offering

            shares (            shares if the underwriters exercise their option to purchase additional shares in full). The preceding amounts are based on an assumed offering of 8,914,100 shares (and 1,337,115 shares being issuable pursuant to the underwriters option to purchase additional shares).

Offering Price	$ per common share
Use of Proceeds

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters’ exercise of their option), together with the proceeds of the Unit Offering, to partially fund the cash portion of the purchase price of our announced Combination.

Upon the consummation of this offering, all or substantially all of the net proceeds may be contributed to a newly formed subsidiary established for the purpose of consummating the Combination and may be converted into Pounds Sterling and deposited into one or more escrow accounts with one or more of the banks that have committed to finance the Combination, which escrow deposits will reduce the financing commitments under the Bridge Commitment, and any equity raise in excess of $850 million will reduce the GLPI Commitment on a dollar-for-dollar basis. Any additional net proceeds from this offering or the Unit Offering may, at our discretion, also be deposited into such escrow accounts and further reduce the financing commitments under the Bridge Commitment. If the Combination is terminated, lapses or is withdrawn for any reason prior to the consummation of the Combination, the amount in escrow will be released to us and used for general corporate purposes, which may include repayment of debt, the redemption of securities issued in connection with the Unit Offering, repurchases of our common stock, capital expenditures, acquisitions and investments. We cannot give you any assurances that the Combination will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Risk Factors.”

Option to Purchase Additional Shares	The underwriters will have a 30-day option to purchase up to an additional shares from us at the initial price to public less the underwriting discount.

Concurrent Unit Offering

Concurrently with this offering of our common stock, we are offering, by means of a separate prospectus supplement, 5,000,000 Units, plus up to 750,000 additional Units that the underwriters of the Unit Offering have the option to purchase directly from us. The net proceeds from the sale of Units in the Units Offering will be approximately $241.2 million (or approximately $277.4 million if the underwriters of such offering exercise their option to purchase additional Units in full). Each Unit is comprised of two parts: (1) a purchase contract and (2) an amortizing note. If the closing of the Combination has not occurred on or prior to the Long Stop Date, or if, prior to such date, the Combination is terminated, lapses or is withdrawn, we may elect to redeem all, but not less than all, of the outstanding purchase contracts in a termination redemption. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Unit Offering. There can be no assurance that the Unit Offering will be completed. Neither this offering nor the Unit Offering is conditioned upon the consummation of the Combination. See “Risk Factors—Risks Related to Our Common Stock and this Offering—This offering is not conditioned upon the completion of the Combination. If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.” and “—Risk Factors Relating to the Combination—We may fail to consummate the Combination or may not consummate it on the terms described herein.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors,” as well as the other information included or incorporated by reference in this prospectus supplement before deciding whether to invest in our common stock.
NYSE Symbol	BALY

Immediately after the consummation of this offering we will have    shares outstanding (               shares if the underwriters exercise their option to purchase additional shares in full). The number of shares to be outstanding after the offering is based on 31,894,089 shares outstanding as of March 31, 2021, and an assumed offering of 8,914,100 shares (and 1,337,115 shares being issuable pursuant to the underwriters option to purchase additional shares), which does not include:

•	any shares (or warrants) that may be issued under the GLPI Commitment;

•	any shares that may be issued to Gamesys shareholders in the Combination;

•	60,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2021, at a weighted-average exercise price of $4.31 per share;

•	600,411 shares of common stock underlying outstanding restricted stock units and other equity awards reserved for future issuance under existing compensation plans;

•	417,572 shares of common stock available to be granted under our existing equity plans;

•	shares of our common stock (or shares of our common stock if the underwriters exercise their option with respect to such offering in full) issuable upon settlement of the purchase contracts, assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts that are components of the Units;

•	up to 9,834,732 shares of common stock that may become issuable upon exercise of option and warrants issued in connection with our strategic partnership with Sinclair;

•	up to 6,687,722 shares of our common stock that may become issuable upon exercise of penny warrants issued in connection with our acquisition of Monkey Knife Fight and SportCaller, and our pending acquisition of Bet.Works; and

•	up to 300,000 shares of our common stock that may be issuable to SportCaller selling stockholders in connection with achievement of certain post-closing performance targets in connection with our acquisition of SportCaller.

Summary Consolidated Financial Data of Bally’s

The following selected consolidated financial data should be read together with the historical consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We have derived the following summary historical consolidated financial data from our audited consolidated financial statements as of December 31, 2020 and December 31, 2019 and for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, which are incorporated by reference into this prospectus supplement, and our audited consolidated financial statements as of December 31, 2018, which are not incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,
(In thousands, except per share data)	2020(a)	2019(b)	2018(c)
Statement of Operations Data:
Total revenue	$372,792	$523,577	$437,537
(Loss) income from operations	(18,386)	114,626	120,649
(Loss) income before provision for income taxes	(74,811)	75,180	97,797
Net (loss) income	(5,487)	55,130	71,438
Net (loss) income applicable to common stockholders	(5,487)	55,130	72,078

Per Common Share Data:
Net (loss) income per share, basic	$(0.18)	$1.46	$1.95
Net (loss) income per share, diluted	$(0.18)	$1.46	$1.87
Cash dividends declared per share	$0.10	$0.20	$-

Balance Sheet Data:
Cash and cash equivalents	$123,445	$182,581	$77,580
Total assets	1,929,855	1,021,887	782,352
Long-term debt, net of current portion	1,094,105	680,601	390,578
Total stockholders’ equity	326,598	211,411	298,660

Other Financial Data:
Adjusted EBITDA(d)	$70,402	$167,150	$165,697

(a) Includes the results of IOC – Kansas City, Inc. and Rainbow Casino – Vicksburg Partnership, L.P. from the date of their acquisitions on July 1, 2020 and the results of Eldorado Resort Casino Shreveport from the date of its acquisition on December 23, 2020.

(b) Includes the results of Dover Downs Gaming & Entertainment, Inc. (Dover Downs Hotel and Casino) from the date of its acquisition on March 28, 2019.

(c) Includes the results of Twin River-Tiverton, LLC (Twin River Casino Hotel) from its opening on September 1, 2018 and the results of Premier Entertainment II, LLC (Newport Grand Casino) up until its closing on August 28, 2018.

(d) “Adjusted EBITDA” is defined as earnings before interest expense, net of interest income, provision for income taxes, depreciation and amortization, non-operating income, acquisition, integration and restructuring expense, expansion and pre-opening expenses, Newport Grand disposal loss, goodwill impairment, share-based compensation, rebranding, change in fair value of naming rights liabilities, gain on bargain purchases, professional and advisory fees associated with capital return program, credit agreement amendment storm related losses, net of insurance recoveries, pension withdrawal expense and certain other gains or losses as well as, when presented for the Company’s reporting segments, an adjustment related to the allocation of corporate cost among segments. Adjusted EBITDA margin is measured as Adjusted EBITDA as a percentage of revenue. Below is a reconciliation of net income to Adjusted EBITDA for the periods presented. For further discussion of Adjusted EBITDA and its limitations, see “Special Note Regarding Non-GAAP Financial Measures.”

	Year Ended December 31,
(In thousands)	2020	2019	2018
Net (loss) income	$(5,487)	$55,130	$71,438
Interest expense, net of interest income	62,636	37,926	22,852
(Benefit) provision for income taxes	(69,324)	20,050	26,359
Depreciation and amortization	37,842	32,392	22,332
Non-operating income	-	(183)	-
Acquisition, integration and restructuring expense	13,257	12,168	6,844
Expansion and pre-opening expenses	921	-	2,678
Newport Grand disposal loss	-	-	6,514
Goodwill and asset impairment	8,659	-	-
Share-based compensation	17,706	3,826	(1,474)
Rebranding	792	-	-
Change in value of naming rights liability	57,660	-	-
Gain on bargain purchase	(63,871)	-	-
Professional and advisory fees associated with capital return program	(17)	3,510	-
CARES Act credit (1)	(3,928)	-	-
Credit Agreement amendment expenses (2)	810	2,915	493
Storm related losses, net of insurance recoveries (3)	14,095	(1,333)	-
Bet.Works and Sinclair expenses (4)	1,248	-	-
Sports and iGaming Licensing (5)	226	-	-
Pension withdrawal expense (6)	-	-	3,698
Other (7)	(2,823)	749	3,963
Adjusted EBITDA	$70,402	$167,150	$165,697

(1)	Amount represents the Employee Retention Credit under the CARES Act which provides us with a refundable tax credit of 50% of up to $10,000 in wages paid by an eligible employer whose business has been financially impacted by COVID-19.

(2)	Credit Agreement amendment expenses include costs associated with amendments made to our credit agreement entered into on May 10, 2019 with Citizens Bank, N.A., as administrative agent, and the lenders party thereto.

(3)	Represents losses incurred from damage resulting from Hurricane Zeta at Hard Rock Biloxi in the fourth quarter of 2020 offset by insurance recovery proceeds received for a damaged roof at our Arapahoe Park racetrack and insurance recoveries associated with damage from Hurricane Nate at Hard Rock Biloxi for the respective periods.

(4)	Expenses incurred to establish the partnership with Sinclair and acquisition costs attributable to the pending Bet.Works acquisition in the fourth quarter of 2020.

(5)	Represents costs incurred to apply for and obtain sports and iGaming licenses in various jurisdictions.

(6)	Pension withdrawal expense represents the accrual for the New England Teamsters multi-employer pension plan withdrawal liability.

(7)	Other includes the following non-recurring items for the applicable periods (i) expenses incurred associated with the Rhode Island State Police investigation into a former tenant in the Lincoln property and one of our former employees, (ii) a pension audit payment representing an adjustment to a charge for out-of-period unpaid contributions, inclusive of estimated interest and penalties, to one of our multi-employer pension plans, (iii) expenses incurred associated with the campaign attempting to create an open bid process for the Rhode Island Lottery Contract, (iv) non-routine legal expenses incurred in connection with certain litigation matters (net of insurance reimbursements), and (v) costs incurred in connection with the implementation of a new human resources information system.

Summary Consolidated Financial Data of Gamesys

The following summary consolidated financial data of Gamesys as of and for the years ended December 31, 2020 and 2019 has been extracted without material adjustment from Gamesys’ audited consolidated financial statements, incorporated by reference into this prospectus supplement. This summary should be read in conjunction with that information. The historical results presented here are not necessarily indicative of the results to be expected in the future or if the Combination is consummated.

Gamesys’ consolidated financial statements are prepared in accordance with IFRS whereas our consolidated financial statements are prepared in accordance with U.S. GAAP. In reviewing Gamesys’ consolidated financial statements, you should consider the fact IFRS differs from U.S. GAAP in a number of significant respects. See “IFRS and U.S. GAAP.”

	Years Ended December 31,
(In £ millions, except per share data)	2020		2019
Statement of Comprehensive Income Data:
Gaming revenue	727.7		415.1
Net income for the year before taxes from continuing operations	68.7		12.0
Net income for the year after taxes from continuing operations	67.2		9.1
Total comprehensive income for the year attributable to owners of the parent	60.1		1.9

Per Common Share Data:
Net income for the year per share, basic	61.8	p	10.1	p
Net income for the year per share, diluted	61.5	p	10.0	p
Dividend declared per share	40	p	-

Balance Sheet Data:
Cash	212.6		100.3
Total assets	1,265.5		1,211.5
Long-term debt	508.1		530.3
Total equity	519.4		464.8

Other Financial Data:
Adjusted EBITDA(a)	206.2		117.7

(a) “Adjusted EBITDA” is net income for the year after taxes from continuing operations before interest expense, net, tax expense, amortisation and depreciation, impairment of purchase price intangibles, fair value adjustments on contingent consideration, severance costs, one-off tax charges, transaction related costs and foreign exchange (gain)/loss. Management believes that Adjusted EBITDA is an important indicator of the issuer’s ability to generate liquidity to service outstanding debt and uses this metric for such purpose. The exclusion of impairment of purchase price intangibles, fair value adjustments on contingent consideration, severance costs, one-off tax charges, transaction related costs and foreign exchange (gain)/loss eliminates items which management believes are either non-operational and/or non-routine. Below is a reconciliation of net income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
(In £ millions)	2020	2019
Net income for the year after taxes from continuing operations	67.2	9.1
Interest expense, net(1)	24.7	22.7
Taxes expense	1.5	2.9
Amortisation and depreciation	100.0	62.2
Impairment of purchase price intangibles	4.1	-
EBITDA	197.5	96.9
Severance costs	1.9	-
Fair value adjustments on contingent consideration	-	0.5
One-off tax charges	0.8	6.0
Transaction-related costs	1.8	15.8
Foreign exchange loss/(gain)	4.2	(1.5)
Adjusted EBITDA	206.2	117.7

(1) Interest expense, net is comprised of interest income, interest expense and accretion on financial liabilities.

Summary Unaudited Pro Forma COndensed combined Financial Information

On July 1, 2020, we closed on the acquisition of the outstanding equity securities of each of IOC-Kansas City, Inc. (“Casino KC”) and Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) from Caesars Entertainment, Inc., formerly Eldorado Resorts, Inc. (“Caesars”), for an aggregate purchase price of $230 million in cash, subject to certain customary post-closing adjustments. On December 23, 2020, we closed on the acquisition of the outstanding equity securities of Eldorado Resort Casino Shreveport (“Shreveport”) from Caesars for a purchase price of $140 million in cash, subject to certain customary post-closing adjustments. On April 6, 2021, we completed the acquisition of the outstanding equity securities of MontBleu Resort Casino & Spa (“MontBleu” and together with Casino KC, Casino Vicksburg and Shreveport, the “Acquired Companies”) from Caesars for a purchase price of $15 million in cash, subject to certain customary post-closing adjustments.

The following summary unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2020 have been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on our pro forma results of operations from the Combination, the acquisition of the Acquired Companies and the other adjustments described in the accompanying notes under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” as if each transaction had occurred on (a) January 1, 2020, in the case of the Unaudited Pro Forma Consolidated Statement of Operations Data, and (b) December 31, 2020, in the case of the Unaudited Pro Forma Consolidated Balance Sheet Data. Preparation of the unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by management, which are described more fully under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the Combined Group. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and “Risk Factors” included in our annual report on Form 10-K for the fiscal year ended December 31, 2020. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with “Summary Historical Consolidated Financial Data of Bally’s” and “Summary Consolidated Financial Data of Gamesys” included elsewhere in this prospectus supplement and the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus supplement.

(In thousands) Pro Forma Income Statement of Operations Data	Pro Forma Year Ended December 31, 2020
Net revenue	$1,431,538
Operating costs and expenses	1,428,260
Income from operations	3,278
Interest expense, net of amounts capitalized and interest income	(122,775)
Loss before provision for income taxes	(108,187)
(Benefit) Provision for income taxes	(97,696)
Net loss	$(10,491)

(In thousands) Pro Forma Balance Sheet Data	Pro Forma Year Ended December 31, 2020
Cash and cash equivalents	$407,869
Total assets	$6,042,499
Total liabilities	$3,861,801
Total stockholders’ equity	$2,180,698

Risk Factors

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

Risks Related to Our Common Stock and this Offering

Future sales of our common stock in the public market by existing holders of our common stock could cause volatility in the price of our common stock or cause the share price to fall.

Following completion of this offering (without any exercise of the underwriters’ option to purchase additional shares) and the Unit Offering (without any exercise of the underwriters’ option to purchase additional shares), but prior to completion of the Combination, based on the 30,925,545 shares outstanding as of March 19, 2021, 39.4% of our outstanding shares will be beneficially owned by our executive officers and our directors. Our CEO, CFO, directors and Standard General L.P. have entered into a lock-up agreement with the underwriters, which regulates their sales of our common stock for a period of 60 days after the date of this prospectus, subject to certain exceptions. Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and the market price of our common stock could be extremely volatile

You may experience future dilution as a result of future equity issuances.

In the future, we may sell additional shares or Units to raise capital or acquire interests in other companies by using shares or a combination of cash and shares. For example, concurrently with this offering, we are offering, by means of a separate prospectus supplement, $250 million of our         % Units, plus up to an additional 15% of Units that the underwriters of the Unit Offering have the option to purchase directly from us. Under the terms of the Combination, Gamesys shareholders have the option to receive, for each of their shares of Gamesys, 1,850 pence in cash or shares of our common stock or a combination of both. Certain of Gamesys’ current shareholders holding 25.6% of Gamesys’ shares have agreed to receive shares of our common stock in the Combination. In addition, pursuant to the GLPI Commitment Letter, GLPI has irrevocably committed to purchase shares of our common stock, or, subject to U.S. regulatory requirements, warrants, with a value of up to $500.0 million, at a price per share based on volume-weighted average price determined over a period of time prior to such issuance. In connection with our strategic partnership with Sinclair, we issued to Sinclair (1) an immediately exercisable warrant to purchase up to 4,915,726 shares of the Company at an exercise price of $0.01 per share, (2) a warrant to purchase up to a maximum of 3,279,337 additional shares of the Company at a price of $0.01 per share subject to the achievement of various performance metrics, and (3) an option to purchase up to 1,639,669 additional shares in four tranches with purchase prices ranging from $30.00 to $45.00 per share, exercisable over a seven-year period beginning on the fourth anniversary of the November 18, 2020 closing. In addition, in connection with the acquisition of Monkey Knife Fight and SportCaller and the pending acquisition of Bet.Works, we agreed to issue shares or warrants to purchase shares. Further, as of March 31, 2021, we have 660,411 shares that are reserved for issuance under our employee stock plans, which shares may be issued from time to time upon the vesting or exercise, as applicable, of various equity awards.

Additionally, we may seek approval to increase the number of authorized common shares or authorization to create new series or classes of securities under our Amended and Restated Certificate of Incorporation, as amended. For example, our 2021 Proxy Statement includes, among other proposals, proposals to (1) approve an increase in the total number of our authorized common shares from 100,000,000 to 200,000,000; and (2) authorize 10,000,000 shares of preferred stock and to provide that our board of directors is authorized to prescribe the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock.

These events may dilute your ownership interest and have an adverse impact on the price of the shares. Furthermore, sales of a substantial amount of shares or any securities convertible into or exercisable or exchangeable for shares in the public market or the perception that these sales or conversions may occur, could reduce the market price of the shares. This could also impair our ability to raise additional capital through the sale of our securities. No prediction can be made as to the effect, if any, that future sales or issuance of shares or other equity or equity-linked securities will have on the trading price of shares.

This offering is not conditioned upon the completion of the Combination. If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not conditioned upon the completion of the Combination. Accordingly, your purchase of our common stock in this offering may be an investment in us on a stand-alone basis without any of the assets of Gamesys or anticipated benefits of the Combination. We will have broad discretion to use the net proceeds of this offering if the Combination does not occur. If the Combination does not occur, we expect to use the net proceeds from this offering for general corporate purposes, which may include repayment of debt, the redemption of securities issued in connection with the Unit Offering, repurchases of our common stock, capital expenditures and investments. See “Use of Proceeds.”

If the closing of the Combination has not occurred on or prior to the Long Stop Date, or if, prior to such date, the Combination is terminated, we may redeem the purchase contracts, in which case holders of the Units would have the right to require us to repurchase the amortizing notes.

If the consummation of the Combination has not occurred on or prior to the Long Stop Date, or if, prior to such date, the Combination is terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts (if issued). We will pay or deliver, as the case may be, a redemption amount to be determined based on the price of our common stock at that time in cash or in shares of our common stock in accordance with the terms of the purchase contracts. If we elect to redeem the purchase contracts, holders of Units would have the right to require us to repurchase the amortizing notes at the relevant repurchase price.

Upon redemption of the purchase contracts, our common stock may incur immediate net tangible book value dilution on a per share basis. In addition, if the purchase contracts are redeemed for cash and holders of Units require us to repurchase amortizing notes, we would experience reduced liquidity, which could limit our flexibility in the conduct of our business and make us more vulnerable to economic downturns and adverse competitive and industry conditions.

Risks Related to Gamesys’ Business

Declining popularity of games and changes in device preferences of players could have a negative effect on our business following the Combination.

Revenue from online games tends to decline over time after reaching a peak of popularity and player usage. The speed of this decline is referred to as the decay rate of a game. As a result of this natural decline in the life cycle of Gamesys’ products, Gamesys’ business depends on its ability and the ability of its third-party partners to consistently and timely launch new games across multiple platforms and devices that achieve significant popularity. The ability of Gamesys to successfully launch, sustain and expand games as applicable, largely will depend on its ability to, amongst other things: (1) anticipate and effectively respond to changing game player interests and preferences; (2) anticipate or respond to changes in the competitive landscape; (3) develop, sustain and expand games that are fun, interesting and compelling to play; (4) minimize launch delays and cost overruns on new games; (5) minimize downtime and other technical difficulties; (6) acquire leading technology and high quality personnel; and (7) comply with constraints on game design and/or functionality imposed by regulators. There is a risk that Gamesys may not launch any new games according to schedule, or that those games do not attract and retain a significant number of players, which could have a negative effect on Gamesys’ and, following the Combination, the Combined Group’s prospects, revenues, operating results and financial condition.

Furthermore, more individuals are using non-PC/laptop devices to access the internet and versions of Gamesys’ technology developed for these devices may not be widely adopted by users of such devices. The number of people who access the internet through devices other than personal computers, including mobile telephones, tablets and television set-top devices, has increased over the past several years. If Gamesys is unable to attract and retain a substantial number of alternative device users to its gambling services or if Gamesys is slow to develop products and technologies that are more compatible with non-PC/laptop communications devices relative to its competitors, Gamesys may fail to capture a significant share of an increasingly important portion of the market for online gambling services.

In addition to offering popular new games, Gamesys must extend the life of the existing games which they make available to users, in particular the most successful games. While it is difficult to predict when revenues from any such existing games will begin to decline, for a game to remain popular, Gamesys must constantly enhance, expand or upgrade the relevant game with new features that players find attractive. There is a risk that they may not be successful in enhancing, expanding or upgrading its current games or any new games in the future and in addition regulators may introduce new rules that limit functionality within existing games. Should Gamesys not succeed in sufficiently offsetting the effects of declining popularity in the games they make available, this may have a material adverse effect following the Combination on the Combined Group’s business, prospects, revenues, operating results and financial condition.

We and Gamesys operate and, following the Combination, the Combined Group will operate in a highly competitive environment.

The online gambling industry is highly competitive, and we expect more competitors to enter the sector. With several thousand online gambling sites accessible to potential customers around the world with little product differentiation, there is arguably an excess of suppliers. Online and offline advertising is widespread, with operators competing for affiliates and customers who are attracted by sign-up bonuses and other incentives.

Existing and new competitors may also increase marketing spending, including to unprofitable levels, in an attempt to distort the online gambling market to build market share quickly. Some of our, Gamesys’ and, following Combination, the Combined Group’s competitors have or will have significantly greater financial, technical, marketing and sales resources and may be able to respond more quickly to changes in customer needs. Additionally, these competitors may be able to devote a greater number of resources to the enhancement, promotion and sale of their games and gaming systems. Our, Gamesys’ and, following Combination, the Combined Group’s future success is or will be dependent upon its ability to retain its current customers and to acquire new customers. Failure to do so could result in a material adverse effect on our, Gamesys’ and, following Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

The profitability of Gamesys will be dependent on return to players.

The revenue from certain of Gamesys’ gaming products depends on the outcome of random number generators built into the gaming software running the games made available to customers. Return to player is measured by dividing the amount of real money won by players on a particular game by the total real money wagers over a particular period on that game. An increasing return to player may negatively affect revenue as it represents a larger amount of money being won by players. Return to player is driven by the overall random number generator outcome, the mechanics of different games and jackpot winnings. Each game utilizes a random number generating engine; however, generally the return to player fluctuates in the short-term based on large wins or jackpots, or a large share of wagers made for higher-payout games. To the extent Gamesys is unable to set, or fails to obtain, a favorable return to player in their (or a third party supplier’s) gambling software which maximizes revenue, it could have a material adverse effect on Gamesys’ business, prospects, revenues, operating results and financial condition.

Gamesys or certain third parties that they rely on, may fail to establish and maintain effective and compliant anti-money laundering, counter terrorism financing, safer gambling, fraud detection, risk management and other regulatory policies, procedures and controls.

Online gambling operators licensed in the United Kingdom (the “UK”) and other jurisdictions are obliged to establish and maintain compliant anti-money laundering (“AML”), anti-terrorism, safer gambling, fraud detection, risk management and other regulatory policies, procedures and controls to mitigate and effectively manage these risks. In the event that they fail to do so, they may be subject to enforcement action by gambling regulators or other governmental agencies or private action by affected third parties. In the event of a breach, a range of sanctions may be imposed, including financial penalties or regulatory settlements, public warnings, the imposition of special operating conditions and the suspension or revocation of gambling licenses.

In recent years the British gambling regulator, the Great Britain Gambling Commission (the “GBGC”), has repeatedly stated that the UK facing online gambling industry needed to take greater steps to implement effective AML and safer gambling policies and procedures. By way of example, in January 2018 the GBGC sent a letter to operators in the UK’s online casino sector indicating that the GBGC had identified significant concerns about the effectiveness of the online casino sector’s management and mitigation of AML and safer gambling risks. The GBGC indicated that it had already started investigations into 17 remote operators and was considering whether to undertake a licence review of five operators with a view to exercising the GBGC’s regulatory powers. The GBGC re-emphasised its focus in this compliance area and the risk of license revocations in its Enforcement report 2018/2019. The GBGC has imposed financial penalties or regulatory settlements in lieu of a penalty on a number of different operators for failing to apply effective AML and/or safer gambling policies and procedures, including Gamesys.

In addition, there is a risk that increased safer gambling and AML regulatory measures in the UK will prove to be challenging for Gamesys. For example, Gamesys’ highest value customers may be unwilling to provide the additional detail required by Gamesys in the UK to ascertain their sources of wealth, the affordability of their leisure spend with Gamesys or their risk of gambling related harm or vulnerability, and to continue to verify these. The GBGC is also consulting on tougher rules for online gambling operators for identifying and tackling gambling harm, including customer affordability, for all UK customers. The GBGC may impose requirements for a gambling business to act on information they have about a customer's vulnerability and to assess whether a customer’s gambling is affordable at thresholds which will be set by the GBGC. The imposition of such requirements will impact significantly Gamesys' business as Gamesys may be unable to establish the affordability of customers on the basis of the available evidence and/or because customers are unwilling to provide the information requested.

The failure by any third-party providers or, following the Combination, any relevant entity within the Company to establish and maintain effective and compliant AML, counter terrorism, anti-bribery, fraud detection, regulatory compliance and risk management processes may have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results, regulatory compliance and financial condition.

Gamesys will be reliant on effective payment processing services from a limited number of providers in each of the markets in which they operate.

The provision of convenient, trusted, fast and effective payment processing services to Gamesys’ customers and potential customers is critical to their business. If there is any deterioration in the quality of the payment processing services provided to these customers or any interruption to those services (including with respect to system intrusions, unauthorized access or manipulation), or if such services are only available at an increased cost to Gamesys or their customers or are terminated and no timely and comparable replacement services are found, Gamesys’ customers and potential customers may be deterred from using Gamesys’ products. In addition, Gamesys’ inability to secure payment processing services in markets into which Gamesys intends to expand may seriously impair their growth opportunities and strategies. Any of these occurrences may have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Furthermore, a limited number of banks and credit card companies process online gambling related payments as a matter of internal policy and any capacity to accept such payments may be limited by the regulatory regime of a given jurisdiction. The introduction of legislation or regulations restricting financial transactions with online gambling operators, other prohibitions or restrictions on the use of credit cards and other banking instruments for online gambling transactions may restrict Gamesys’ abilities to accept payment from their customers. These restrictions may be imposed as a result of concerns related to fraud, payment processing, AML or other issues related to the provision of online gambling services. A number of issuing banks or credit card companies may from time to time reject payments to Gamesys that are attempted to be made by their customers. Should such restrictions and rejections become more prevalent, or any other restriction on payment processing be introduced, gambling activity by the Gamesys’ customers could be adversely affected, which in turn could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

In addition, Gamesys is subject and, following the Combination, the Combined Group will be subject to the risk of credit card chargebacks, which may also result in possible penalties. A chargeback is a credit card originated deposit transaction to a player account with an operator that is later reversed or repudiated. The risk of such chargeback transactions is greater in respect of certain markets and certain payment methods. Revenue is recognized by Gamesys upon the first loss of the player on amounts tendered, and any credit card chargebacks are then deducted from their revenues. Even though security measures are in place, high rates of credit card chargebacks could result in credit card associations levying additional costs and fines or withdrawing their service and could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Gamesys’ business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing, and which could subject Gamesys to claims or otherwise harm Gamesys’ business across jurisdictions. Any change in existing regulations or their interpretation, or the regulatory or prosecutorial climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to Gamesys’ products and services, could adversely impact Gamesys’ ability to operate its business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

Gamesys is generally subject to laws and regulations relating to iGaming in the jurisdictions in which it conducts business, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary by jurisdiction and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on Gamesys’ operations and financial results. Some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on Gamesys’ results of operations.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on Gamesys’ operations and financial results. Governmental authorities could view Gamesys as having violated local laws, despite Gamesys’ efforts to obtain all applicable licenses or approvals. There is also risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against Gamesys, Internet service providers, credit card and other payment processors iGaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon Gamesys’ licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on Gamesys’ business, financial condition, results of operations and prospects, as well as impact Gamesys’ reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to Gamesys’ business to prohibit, legislate or regulate various aspects of the iGaming (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Gamesys’ growth prospects depend on the legal status of real-money gaming in various jurisdictions and legalization may not occur in as many jurisdictions as Gamesys’ expect, or may occur at a slower pace than Gamesys anticipates. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than Gamesys anticipates, which could adversely affect Gamesys’ future results of operations and make it more difficult to meet our expectations for financial performance.

Several jurisdictions have legalized or are currently evaluating the legalization of real money gaming, and Gamesys’ business, financial condition, results of operations and business prospects are significantly dependent upon the status of legalization in these jurisdictions. Gamesys’ business plan is partially based upon the legalization of real money gaming in additional jurisdictions and the legalization may not occur as anticipated. Additionally, if a large number of additional jurisdictions or federal governments enact real money gaming legislation and Gamesys is unable to obtain, or is otherwise delayed in obtaining, the necessary licenses to operate iGaming websites in U.S. jurisdictions where such games are legalized, Gamesys’ future growth in iGaming could be materially impaired.

As Gamesys enters new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to it. As a result, Gamesys may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. Jurisdictions also impose substantial tax rates on iGaming revenue. Tax rates, whether federal or state-based, that are higher than we expect will make it more costly and less desirable for it to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more economically viable than others.

Gamesys derives meaningful revenues from players located in jurisdictions in which it does not hold a license.

In certain jurisdictions, online gambling is either not regulated at all, is subject to very limited regulation or its legality is unclear. These jurisdictions are commonly referred to in the gaming industry as “unregulated jurisdictions.” Certain of Gamesys’ products are made available to players in unregulated jurisdictions. The relevant transactions in such unregulated jurisdictions and the associated player relationships that underpin them are generally regulated in either Malta or Gibraltar which use “point of supply” gambling regimes. Gamesys or its commercial partners hold point-of-supply licenses in Malta and Gibraltar. As such, such transactions are in fact heavily regulated but are not themselves regulated in the jurisdiction within which the player is ultimately located.

Operators within the online gambling industry, including Gamesys, have commonly taken a risk-based approach when supplying their online gambling services into jurisdictions in which it is not possible to obtain a gambling license. In these circumstances, online gambling operators may justify their remote supply of gambling services for a number of reasons, including a “country of origin” basis which asserts that it is lawful to supply online gambling services remotely from a jurisdiction in which a gambling license is held into another jurisdiction, unless there is something within the laws of that second jurisdiction that explicitly outlaws such provision, and explicitly applies to such inward supply emanating from outside its borders. An example of this is Japan. Japan has been a focus of Gamesys’ Asian business segment and has yet to introduce its own licensing regime applicable to Gamesys’ business.

There is a risk that such jurisdictions may enact regulations relating to online real money gaming and that Gamesys may be required to register its activities or obtain licenses (or obtain further registrations or licenses, as applicable), pay taxes, royalties or fees or that the operation of online gambling businesses in such jurisdictions may be prohibited entirely. The implementation of additional licensing or regulatory requirements, prohibitions or payments in such jurisdictions could have an adverse effect on the viability of Gamesys’ revenue, operations, business or financial performance. Where Gamesys or its partners fail to obtain the necessary registrations or licenses, make the necessary payments or operate in a jurisdiction where online gambling is deemed to be or becomes prohibited, Gamesys or its partners may be subject to investigation, penalties or sanctions or forced to discontinue operations entirely in relation to that jurisdiction. Any such actions may also have an adverse impact on the way Gamesys’ regulators regulate Gamesys in the jurisdictions in which Gamesys holds a license and, following the Combination, the Combined Group’s subsidiaries that depend on such licenses.

Certain of Gamesys’ technology providers, payment processing partners or other suppliers of content or services (collectively, “Infrastructure Services”) may cease to provide, or limit the availability of, such Infrastructure Services to the extent Gamesys derives revenue from, or makes such Infrastructure Services available to customers in, unregulated jurisdictions. There is no assurance that Gamesys would be able to identify suitable or economical replacements if such Infrastructure Services become unavailable.

There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities, incumbent monopoly providers or private individuals could be initiated against Gamesys or providers of its Infrastructure Services in unregulated markets. Such potential proceedings could assert that online gambling services have not been lawfully supplied into the domestic market and could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed on Gamesys or its business partners, and may divert the attention of key executives of Gamesys. If Gamesys becomes subject to any such investigations, proceedings and/or penalties in one jurisdiction, this may lead to investigations, proceedings and/or penalties arising in other jurisdictions in which Gamesys operates and/or holds a license. Such investigations, proceedings, and/or penalties could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition, as well as its reputation.

Following the Combination, the Combined Group will be exposed to exchange rate risks.

Foreign exchange risk arises when individual group entities enter into transactions denominated in a currency other than their functional currency. Gamesys’ policy is, where possible, to allow its entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where Gamesys’ entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within Gamesys. Apart from these particular cash flows, the Gamesys aims to fund expenses and investments in the respective currency and to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred, as well as by matching the currency of its debt structure with the currency that cash is generated in. However, no assurance can be given that these policies will deliver all, or substantially all, of the expected benefits.

A vast majority of the revenues currently generated by Gamesys are from the UK market and are conducted in GBP and are therefore susceptible to any movements in exchange rates between GBP and USD. Any exchange rate risk may materially adversely affect Gamesys and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Gamesys is reliant on the reliability and viability of the internet infrastructure, which is out of their control, and the proper functioning of their own network systems.

The growth of internet usage has caused interruptions and delays in processing and transmitting data over the internet. There can be no assurance that the internet infrastructure or Gamesys’ own network systems will continue to be able to support the demands placed on them by the continued growth of the internet, the overall online gambling industry or that of their customers. The internet’s viability could be affected by delays in the development or adoption of new standards and protocols to handle increased levels of internet activity or by increased government regulation. The introduction of legislation or regulations requiring internet service providers in any jurisdiction to block access to Gamesys’ websites and products may restrict the ability of their customers to access products and services offered by them. Such restrictions, should they be imposed, could have a material adverse effect on the business, prospects, revenues, operating results and financial condition of Gamesys.

If critical issues concerning the commercial use of the internet are not favorably resolved (including security, reliability, cost, ease of use, accessibility and quality of service), if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the internet as a viable channel, this may negatively affect internet usage, and Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition will be materially adversely affected. Additionally, the increasing presence of viruses and cyber-attacks may affect the viability and infrastructure of the internet and/or the proper functioning of Gamesys’ network systems and could materially adversely affect Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

The UK’s withdrawal from the EU and the wider political climate may have a negative effect on global economic conditions, financial markets and Gamesys’ business, prospects, revenues, operating results and financial condition.

Gamesys is a multinational group headquartered in London with worldwide operations, including material revenues derived from the UK and Europe. The UK formally left the European Union on January 31, 2020 (“Brexit”) which has resulted, and the medium and long term consequences of Brexit, may result in significant economic, political and social instability, not only in the UK and Europe, but across the globe generally. In particular, this has led to volatility in the value of GBP, which may affect the profitability of Gamesys. These developments and the prevailing uncertainty relating to these developments, have had and may continue to have a material adverse effect on global economic conditions, and economic conditions in the UK in particular, and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility.

Despite a new free trade agreement between the UK and the EU, lack of clarity about future UK laws and regulations as the UK determines which EU laws to replace or maintain, including financial laws and regulations, tax and free trade agreements, intellectual property rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws, could decrease foreign direct investment in the UK, increase costs, depress economic activity and restrict Gamesys’ access to capital and impact revenues. In particular, Brexit may lead to material changes to the regulatory regimes that would be applicable to Gamesys’ operations in the UK in the future. This could increase compliance and operating costs for Gamesys and, following the Combination, for the Combined Group and have a material adverse effect on Gamesys and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Further economic, political and social instability may also result from the Scottish public voting for Scotland to leave the UK in any future referendum. Scotland’s First Minister has tabled draft legislation to set the rules for a second independence referendum (though any such referendum would be subject to UK government approval). The implications of any vote in favor of independence are uncertain, but could still be wide-ranging (for instance, in affecting the value of GBP, global markets and the ongoing relationship between Scotland and the rest of the UK and, potentially, the introduction of a discrete gambling regulatory regime in Scotland). Any of these factors could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Gamesys’ activities affected by the General Data Protection Regulation (“GDPR”).

Gamesys is required to comply with the GDPR to the extent that they either: (1) have customers located in the UK and the EU or (2) conduct the processing of personal data in the EU. The impact of the GDPR is of particular relevance to Gamesys’ marketing activities and IT security systems and procedures. The GDPR and associated e-privacy laws impose constraints on the ability of a data controller to profile and market to customers. Data subjects have the right to object to a controller processing their data in certain circumstances, including the right to object to their data being processed for the purposes of direct marketing. Controllers of personal data are required to maintain written records as to how they comply with the GDPR and provide more detailed information to data subjects in relation to how their data is being processed. In addition, updated e-privacy laws are under consideration in the EU to update the legislative rules applicable to digital and online data processing and to align e-privacy laws to the GDPR.

The GDPR also increased the level of fines which may be imposed for a breach of data protection laws, with the maximum fine (in the most serious cases of a breach of the GDPR) being the higher of €20 million (£17.5 million for the UK) or 4 per cent. of annual worldwide turnover. In certain instances, Gamesys could be held jointly responsible for breaches committed by the third-party service providers which they use or by other third parties with whom they share personal data.

Many of the obligations imposed on controllers by the GDPR are expressed as high-level principles, such as the obligation to act fairly with respect to the processing of personal data. The manner in which the data regulators and courts will interpret and apply the GDPR is and will continue to evolve over time. These procedures and policies may adversely affect Gamesys’ business by constraining their data processing activities, or by increasing their operational and compliance costs. Additional updates to these policies and procedures and associated operational changes may be required and costs incurred to comply with updates to e-privacy laws.

If the data processing activities of Gamesys or any third-party service providers breach the GDPR (or associated e-privacy laws), then Gamesys could, whether as a result of a failure to implement adequate policies and procedures or otherwise, face significant fines and/or the revocation of existing licenses and/ or the refusal of new applications for licenses, as well as claims by customers and reputational damage. The resultant losses suffered could materially adversely affect the business, prospects, revenues, operating results and financial condition of Gamesys and, following the Combination, the Combined Group. There can be no assurances that Gamesys and, following the Combination, the Combined Group would be able to recoup such losses, whether in whole or in part, from their third-party service providers or insurers.

Gamesys’ substantial activities in foreign jurisdictions may be affected by factors outside of their control.

A significant portion of Gamesys’ operations are conducted in non-U.S. jurisdictions. As such, the operations of Gamesys may be adversely affected by changes in foreign government policies and legislation (including gambling legislation) or social instability and other factors that are not within their control, including renegotiation or nullification of existing contracts or licenses, changes in gambling policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions, tax increases, retroactive tax claims, changes in taxation policies, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which operations are conducted. Gamesys’ operations may also be adversely affected by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. Accordingly, Gamesys’ activities in foreign jurisdictions could be substantially affected by factors beyond their control, any of which could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

In the event of a dispute arising in connection with operations in a foreign jurisdiction where Gamesys conducts business, Gamesys may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of the UK or enforcing UK judgments in such other jurisdictions. Gamesys may also be hindered or prevented from enforcing their rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

Gamesys and, following the Combination, the Combined Group may enter into agreements and conduct activities outside of the jurisdictions in which they or we currently carry on business, which expansion may present challenges and risks as a result of the factors described above that they have not faced in the past, any of which could have a material adverse effect on Gamesys’ and, following the Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Gamesys’ branded sites are heavily reliant on well-known brands owned by third parties.

Gamesys operates certain branded sites, including sites branded as Virgin Games, Heart Bingo and Monopoly Casino. All such branded sites operated by Gamesys are reliant on the use of highly trusted and recognizable brands which are owned by third parties (the “Third Party Brands”). Gamesys operates the Third Party Brands pursuant to brand licensing arrangements with the relevant third party brand owner (the “Brand Owner”). Gamesys is contractually required to operate the such branded sites in accordance with those brand licensing arrangements, and any material breach of those requirements may expose Gamesys to claims for breach of contract, and/or may lead to the Brand Owner terminating or failing to renew the brand licensing arrangements. Gamesys owns the player data in respect of such branded sites, and in the event that the brand licensing arrangements for any of such branded sites were to be terminated early or not renewed, then Gamesys would seek to migrate those players to a different gaming site operated by it. However, there is a risk that any replacement branded site offered by Gamesys may not successfully retain the custom of those players, and in the event that Gamesys or, following the Combination, the Combined Group loses the right to use any of the Third Party Brands its business, financial condition, results of operations and/or prospects may be materially adversely affected.

Gamesys is and, following the Combination, the Combined Group will be exposed to the risk that the reputation of the Third Party Brands may be adversely affected by the activities of third parties over whom it has no control. For example, Gamesys operates and, following the Combination, the Combined Group will operate the Virgin Games site. The Virgin brand is used by a wide range of businesses. In the event that the reputation of the Virgin brand was to be adversely affected due to the actions of third parties, that may affect the business prospects of Gamesys and, following the Combination, the Combined Group.

Risks Related to the Combination

We may fail to consummate the Combination or may not consummate it on the terms described herein.

It is currently anticipated that we will complete the Combination in the second half of 2021. Completion of the Combination is subject to the receipt of applicable shareholder approvals by each of Gamesys’ shareholders and Bally’s shareholders, regulatory approvals and other customary closing conditions for the acquisition of a UK public company. As a result, the possible timing and likelihood of completion are uncertain and, accordingly, there can be no assurance that such Combination will be completed on the expected terms, anticipated schedule or at all.

If the Combination is not consummated, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•	we will be required to pay costs relating to the Combination such as legal, accounting, financial advisory and printing fees, whether or not the Combination is consummated;

•	time and resources committed by our management to matters relating to the Combination could otherwise have been devoted to pursuing other beneficial opportunities; and

•	we would not realize the benefits we expect to realize from consummating the Combination.

We cannot provide any assurance that the Combination will be consummated or that there will not be a delay in the consummation of the Combination. If the Combination is not consummated, our reputation in our industry and in the investment community could be damaged, and the market price of our common stock could decline.

The unaudited pro forma condensed combined financial information and other adjusted information included in this prospectus supplement is unaudited and the actual financial condition and results of operations after the Combination may differ materially.

The unaudited pro forma condensed combined financial information and other adjusted information included in this prospectus supplement is presented for illustrative purposes only are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect what the Company’s financial position or results of operations would have been had the Combination, this offering and/or the Unit Offering been completed as of the dates assumed for purposes of that information. Such unaudited pro forma condensed combined financial information and certain other adjusted information reflects the assumptions of our management at the time that such information was initially prepared and may differ, perhaps substantially, from the assumed amounts set forth in the unaudited pro forma condensed combined financial information and the other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, in lieu of the Bridge Commitment and the GLPI Commitment, we may pursue one or more offerings of private placements of debt or equity securities, sale and leaseback transactions and/or bank financings, in each case (including the refinancing of existing indebtedness of Gamesys) and/or refinance our existing credit facilities and senior unsecured notes, or may otherwise to finance the Combination, and/or may modify our plan of finance for the Combination, in a manner that is different from the assumptions reflected in the unaudited pro forma condensed combined financial information and other adjusted information included in this prospectus supplement.

Accordingly, the final acquisition accounting adjustments may differ materially from the unaudited pro forma adjustments reflected in this prospectus supplement. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The Combination is subject to the receipt of governmental and regulatory approvals that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent consummation of the Combination.

Consummation of the Combination is conditioned upon the receipt of governmental approvals, including gaming regulatory approvals. There can be no assurance that these approvals will be obtained and that the other conditions to consummating the Combination will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the consummation of the Combination or require changes to the terms of the Combination or agreements to be entered into in connection with the Combination. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Combination or of imposing additional costs or limitations on us following consummation of the Combination, any of which might have an adverse effect on our business, financial condition and results of operations. This offering of our common stock is not conditioned on the consummation of the Combination and, as a result, it is possible that this offering occurs and the Combination does not occur. See “—This offering is not conditioned upon the completion of the Combination. If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.”

The Combination is subject to other conditions that we cannot control.

The Combination is subject to conditions, including the approval of the Scheme by Gamesys shareholders, the approval of the issuance of shares of our common stock in connection with the Combination (the “New Bally’s Shares”) by our shareholders, the sanction of the Scheme by the Court, the Scheme becoming effective by the Long Stop Date, and the NYSE having authorized the listing of the New Bally’s Shares. No assurance can be given that all of the conditions to the Combination will be satisfied, or if they are, as to the timing of such satisfaction. If the conditions to the Combination are not satisfied, then the Combination may not be consummated.

In certain circumstances, we may not be able to invoke the transaction conditions and terminate the Combination, which could reduce the value of our common stock.

The Takeover Code provides that certain conditions may only be invoked where the circumstances underlying the failure of the condition are of material significance to us in the context of the Combination. Therefore, with the exceptions of certain antitrust conditions and certain conditions relating to (i) the approval of the Scheme by Gamesys shareholders and the Court, (ii) the approval of the New Bally’s Shares by our shareholders and (iii) the listing of New Bally’s Shares on the NYSE, we may be required to obtain agreement of the Takeover Panel that the circumstances giving rise to the right to invoke the condition were of material significance to us in the context of the Combination before we would be permitted to rely on that condition.

If a material adverse change affecting Gamesys occurs and the Takeover Panel does not allow us to invoke a condition to cause the Combination not to proceed, the market price of our common stock may decline or our business or financial condition may be materially adversely affected. As a result, the value of the New Bally’s Shares received by Gamesys shareholders may be reduced and/or our business or financial condition may be adversely affected after the Combination.

The Takeover Code may limit our ability to cause Gamesys to consummate the transaction and may otherwise limit the relief we may obtain in the event Gamesys’ board of directors withdraws its support of the Scheme.

The Takeover Code limits the contractual commitments that may be obtained from Gamesys to take actions in furtherance of the Combination, and the Gamesys board of directors may, if its fiduciary and other directors’ duties so require, withdraw its recommendation in support for the Scheme, and withdraw the Scheme itself, at any time before the Court Meeting. The Takeover Code does not permit Gamesys to pay any break fee if it does so, nor can it be subject to any restrictions on soliciting or negotiating other offers or transactions involving Gamesys other than the restrictions against undertaking actions or entering into agreements which are similar to or have a similar effect to “poison pills” and which might frustrate the Combination.

Governmental gaming regulatory requirements concerning ownership of our common stock may impact our regulatory compliance.

The gaming and racing industries are highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked.

These laws, rules and regulations generally concern the responsibility, financial stability and characters of the owners, managers, and persons with financial interests in the gaming operations. Some jurisdictions require applications for findings of suitability, licensing or other approvals for owners of our stock exceeding certain thresholds. If, as a result of this offering, a person purchases stock in us in an amount that results in such person attaining or exceeding thresholds of ownership requiring regulatory approvals from one or more gaming jurisdictions, the regulators could take the position that such person must make the requisite filings or obtain the requisite approvals from the regulator. We cannot predict whether a gaming regulator may take such a position.

The cash consideration subjects Bally’s to foreign exchange rate exposure.

Because the cash portion of the purchase price payable to the Gamesys shareholders in the Combination is payable in Pounds Sterling, while the proceeds from this offering and the Unit Offering will be received in U.S. dollars and a majority of Bally’s revenues are denominated in U.S. dollars, Bally’s is subject to exchange rate exposure through the closing of the Combination. Bally’s may seek to mitigate its exposure to currency exchange rate fluctuations by hedging any material mismatch between revenues and obligations, but any such efforts may not be successful, in which case changes in the relative value of Pounds Sterling versus U.S. dollars could materially and adversely affect Bally’s financial condition.

Gamesys currently is not subject to the internal controls and other compliance obligations of the U.S. securities laws, and Bally’s may not be able to timely and effectively implement controls and procedures over Gamesys operations as required under the U.S. securities laws.

Gamesys currently is not subject to the information and reporting requirements of the Exchange Act and other U.S. federal securities laws, including the compliance obligations relating to, among other things, the maintenance of a system of internal controls as contemplated by the Exchange Act. Subsequent to the completion of the Combination, Bally’s will need to timely and effectively implement the internal controls necessary to satisfy those requirements, which require annual management assessments of the effectiveness of internal control over financial reporting and a report by an independent registered public accounting firm addressing these assessments. Bally’s intends to take appropriate measures to establish or implement an internal control environment at Gamesys aimed at successfully fulfilling these requirements. However, it is possible that Bally’s may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures, which could result in enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for our common stock.

Future changes to U.S. and non-U.S. tax laws could adversely affect the Combined Group.

The U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where Bally’s and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of  “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, the UK and other countries in which Bally’s and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Bally’s and its affiliates (including Bally’s and its affiliates after the Combination).

In addition, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. No specific United States tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business or, following the Combination, the business of the Combined Group.

Bally’s and Gamesys are and, after the Combination, the Combined Group will be dependent on key management personnel and may face challenges in attracting and retaining individuals with specialized skills and experience.

We and Gamesys’ success is and, following the Combination, the Combined Group’s success will be largely dependent upon the performance of their key management, marketing and technology personnel. As competition for highly skilled management, marketing and technology personnel is intense, any inability to retain employees, key members of Bally’s, Gamesys’ and, following the Combination, the Combined Group’s executive management team, and to attract and retain key employees, in particular those who have subject-matter expertise and institutional knowledge and the necessary skills critical to their operations and the implementation of their strategy, may have a material adverse effect upon Bally’s, Gamesys’ and, following Combination, the Combined Group’s business, prospects, revenues, operating results and financial condition.

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting the underwriters’ discount, will be approximately $579 million (or approximately $665.8 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering (including any net proceeds resulting from the underwriters’ exercise of their option), together with the proceeds of the Unit Offering, to partially fund the cash portion of the purchase price of our announced Combination. Upon the consummation of this offering and the Unit Offering, all or substantially all of the net proceeds may be contributed to a newly formed subsidiary established for the purpose of consummating the Combination and may be converted into Pounds Sterling and deposited into one or more escrow accounts with one or more of the banks that have committed to finance the Combination, which escrow deposits will reduce the financing commitments under the Bridge Commitment, and any equity raise in excess of $850 million will reduce the GLPI Commitment on a dollar-for-dollar basis. Any additional net proceeds from this offering or the Unit Offering may, at our discretion, also be deposited into such escrow accounts and further reduce the financing commitments under the Bridge Commitment.

If the Combination is terminated, lapses or is withdrawn for any reason prior to the consummation of the Combination, the amount in escrow will be released to us and used for general corporate purposes, which may include repayment of debt, the redemption of securities issued in connection with the Unit Offering, repurchases of our common stock, capital expenditures, acquisitions and investments.

This offering is not contingent on the consummation of the Combination, and the consummation of the Combination is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Combination does not occur and vice versa, and we cannot give you any assurances that the Combination will be consummated on the terms described herein or the time frame contemplated herein, if at all.

Certain of the underwriters or their respective affiliates are acting as our financial advisors in connection with the Combination and they are or may become agents, arrangers, bookrunners or lenders under Bridge Commitment to fund a portion of the Combination. A portion of the proceeds from this offering and any proceeds from the Unit Offering will be used to reduce the Bridge Commitment, and to pay the fees, costs and expenses incurred in connection thereto. As a result, certain of the underwriters or their respective affiliates will benefit from the application of a portion of the net proceeds from this offering and/or the Unit Offering to reduce the Bridge Commitment.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering;

•	on an as further adjusted basis to give effect to the Unit Offering; and

•	on a pro forma basis to give effect to this offering, the Unit Offering and the Combination, collectively, the “Transactions,” on a basis consistent with the Unaudited Pro Forma Condensed Combined Financial Information set forth herein.

The following table does not reflect the sale of any shares or Units that may be sold to the respective underwriters of this offering and of the Unit Offering upon exercise of their respective options to purchase additional shares and Units. If the underwriters exercise such options, we expect that the proceeds from such sales will be used to fund a portion of the purchase price of the Combination.

Consistent with the Unaudited Pro Forma Condensed Combined Financial Information set forth therein, the following amounts set forth to give pro forma effect to the “Transactions” assume (i) the minimum number of Bally’s shares to be issued in connection with the Combination per agreement with certain Gamesys shareholders is 9,196,000, (ii) the lenders under the Bridge Facility provide financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders ($2,143 million) upon consummation of the Combination and related fees and expenses of $14.3 million, with remaining proceeds from the Bridge Facility, together with partial proceeds from this offering of common stock and the Unit offering, utilized to repay the outstanding balance of Gamesys’ EUR and GBP Term Facilities ($693 million); (iii) the purchase by GLPI of shares of our common stock, or, subject to U.S. regulatory requirements, warrants, with a value of up to $500 million and (iv) the issuance of 9,674,000 shares in this offering. In lieu of the Bridge Commitment and the GLPI Commitment, we may pursue one or more offerings of private placements of debt or equity securities, sale and leaseback transactions and/or bank financings, in each case, to finance the Combination (including the refinancing of existing indebtedness of Gamesys) and/or refinance our existing credit facilities and senior unsecured notes. See “—Risk Factors Relating to the Combination—The unaudited pro forma condensed combined financial information and other adjusted information included in this prospectus supplement is unaudited and the actual financial condition and results of operations after the Combination may differ materially.”

This Offering is not contingent on the consummation of the Combination or the Unit Offering, and the consummation of the Combination or the Unit Offering is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Combination or the Unit Offering does not occur and vice versa, and we cannot give you any assurances that the Combination will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Use of Proceeds” and see “Risk Factors—Risks Related to Our Common Stock and this Offering—This offering is not conditioned upon the completion of the Combination. If the Combination is not consummated, we will have broad discretion on the use of the net proceeds of this offering.” and “—Risk Factors Relating to the Combination—We may fail to consummate the Combination or may not consummate it on the terms described herein.”

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and related notes and other financial information incorporated by reference to our annual report on Form 10-K for the fiscal year ended December 31, 2020.

	As of December 31, 2020
(unaudited, in millions)	Actual	As Adjusted for this Offering	As Further Adjusted for the Unit Offering	As Further Adjusted for the Transactions
Cash and cash equivalents(1)	$123.4	$123.4	$123.4	$407.9
Debt:
Short-term debt	5.8	5.8	5.8	5.8
Long-term debt	1,094.1	515.1	314.1	2,683.4
Total debt	$1,099.9	$520.9	$319.9	$2,689.2
Stockholders’ equity:
Common stock $0.01 par value, 100,000,000 shares authorized, actual and as adjusted; 31,315,151 shares issued, actual; 40,991,010 shares issued and outstanding, as adjusted for this offering and as further adjusted for the Unit Offering; 58,659,426 shares issued and outstanding, as further adjusted for the Transactions(2)	0.3	0.4	0.4	0.6
Additional paid-in capital	294.6	894.5	1,102.8	2,198.2
Retained earnings	34.8	13.8	6.5	(15.0)
Accumulated other comprehensive loss	(3.1)	(3.1)	(3.1)	(3.1)
Treasury stock, at cost: 0 shares of common stock, actual, as adjusted and as further adjusted	-	-	-	-
Total stockholders’ equity (deficit)	$326.6	$905.6	$1,106.6	$2,180.7
Total capitalization	$1,426.5	$1,426.5	$1,426.5	$4,869.9

(1) Cash and cash equivalents may increase or decrease depending on, among other things, actual costs and expenses incurred in connection with the Transactions.

(2) The number of issued and outstanding shares, actual and as adjusted, excludes (i) 60,000 shares issuable upon the exercise of options outstanding as of March 31, 2021, having a weighted-average exercise price of $4.31 per share, under our equity incentive plan; (ii) 600,411 shares of common stock underlying outstanding restricted stock units and other equity awards reserved for future issuance under existing compensation plans; (iii) 417,572 shares of common stock available to be granted under our existing equity plans, (iv) up to 9,834,732 shares of common stock that may become issuable upon exercise of option and warrants issued in connection with our strategic partnership with Sinclair; (v) up to 6,687,722 shares of our common stock that may become issuable upon exercise of penny warrants issued in connection with our acquisition of Monkey Knife Fight and SportCaller, and our pending acquisition of Bet.Works; and (vi) up to 300,000 shares of our common stock that may be issuable to SportCaller selling stockholders in connection with achievement of certain post-closing performance targets in connection with our acquisition of SportCaller. Except as set forth above under “as further adjusted for the Transactions,” the number of issued and outstanding shares does not include any shares (or warrants) that may be issued under the GLPI Commitment or any shares that may be issued to Gamesys shareholders in the Combination. Share numbers and amounts do not reflect shares of our common stock, issuable upon settlement of the purchase contracts.

Dividend policy

We are not currently paying a cash dividend on our common stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Any future determinations relating to our dividend policies will be made at the discretion of our board of directors and will depend on conditions then existing, including our financial condition, results of operations, contractual restrictions, capital and regulatory requirements and other factors our board of directors may deem relevant.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) included herein presents the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Pro Forma Statement of Operations”) based upon the audited historical financial statements of Bally’s Corporation (“Bally’s” or the “Company”), the Acquired Companies (as defined below) and Gamesys Group plc (“Gamesys”), after giving effect to the acquisitions of the Acquired Companies (the “Completed Acquisitions”) and the Company’s planned combination with Gamesys (the “Gamesys Combination”), the Financing Transaction (as defined below) and the Equity Offerings (as defined below) (collectively, the “Transactions”), and the adjustments described in the accompanying notes.

The Pro Forma Statement of Operations for the year ended December 31, 2020 gives effect to the Transactions as if each of them had occurred on January 1, 2020. The Pro Forma Balance Sheet as of December 31, 2020 gives effect to the Company’s acquisition (the “MontBleu Acquisition”) of MontBleu Resort Casino & Spa (“MontBleu”), the Gamesys Combination, the Financing Transaction, and the Equity Offerings as if each of them had occurred on December 31, 2020.

The Unaudited Pro Forma Financial Information set out below have been prepared in accordance with Article 11 of Regulation S-X, as amended by the Securities and Exchange Commission (“SEC”) Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses using accounting policies in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statement of Operations.

The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only. The hypothetical ﬁnancial position or results included in the Unaudited Pro Forma Financial Information may differ from the Company’s actual ﬁnancial position or results following the Transactions. The Unaudited Pro Forma Financial Information has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies applied by the Company in its historical financial statements for the year ended December 31, 2020. In preparing the Unaudited Pro Forma Financial Information, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Bally’s, the Acquired Companies and Gamesys.

Completed Acquisitions

On July 1, 2020, the Company closed its acquisition of each of IOC-Kansas City, Inc. (“Casino KC”) and Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) from Caesars Entertainment, Inc., formerly Eldorado Resorts, Inc. (“Caesars”), for an aggregate purchase price of $230,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated July 10, 2019, among Bally’s, Caesars and various of their affiliates. This acquisition was funded with available cash on hand at July 1, 2020 and from borrowings under the Company’s revolving credit facility.

On December 23, 2020, the Company closed its acquisition of Eldorado Resort Casino Shreveport (“Shreveport”) from Caesars for a purchase price of $140,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated April 24, 2020 (the “Shreveport/MontBleu Agreement”), among Bally’s, Caesars and certain of their affiliates. This acquisition was funded with available cash on hand at December 23, 2020 and from borrowings under the Company’s revolving credit facility.

On April 6, 2021, the Company completed its acquisition of MontBleu from Caesars for a purchase price of $15,000,000 in cash, payable one year from the closing date, subject to customary post-closing adjustments pursuant to the terms of the Shreveport/MontBleu Agreement. The Company expects that this acquisition will be funded with available cash on hand or available borrowings under the Company’s existing debt agreements when due in April 2022.

The acquisitions of Casino KC, Casino Vicksburg, Shreveport and MontBleu (together the “Acquired Companies”) are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the respective purchase prices for the Completed Acquisitions will be allocated to the Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisition.

Gamesys Combination

On April 13, 2021, the Company issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of the Gamesys Combination pursuant to which Bally’s would acquire the entire issued and to be issued ordinary share capital of Gamesys. Under the terms of the Gamesys Combination, Gamesys shareholders would be entitled to receive 1,850 pence in cash for each share of Gamesys or, under a share alternative, Gamesys shareholders would be able to elect to receive newly issued common shares of the Company in lieu of part or all of the cash consideration to which they would be entitled to elect to receive under the Gamesys Combination at an exchange ratio of 0.343 new Bally’s common shares for each Gamesys share. The minimum number of shares to be issued, per agreement with certain shareholders, is 9,196 thousand which is the number of shares assumed to be issued for purposes of this Unaudited Pro Forma Financial Information. An increase in the number of shares issued could materially impact the Unaudited Pro Forma Financial Information. The Gamesys Combination is expected to be accounted for as a business combination using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. In arriving at the conclusion that Bally’s is the accounting acquirer, the Company considered the structure of the transaction, relative outstanding share ownership, the composition of the combined company’s board of directors, the relative size of Bally’s and Gamesys, and the designation of certain senior management positions of the combined company.

Financing Transaction

On April 13, 2021, Bally’s entered into a $2,378 million secured bridge loan agreement (the ‘‘Bridge Facility’’), subject to limited conditions, under which the lenders party thereto agreed to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders ($2,143 million) upon consummation of the Gamesys Combination and related fees and expenses of $14.3 million. The remaining proceeds from the Bridge Facility, together with partial proceeds from the Equity Offerings and, if funded, the GLPI Commitment (defined below), will be utilized to repay the outstanding balance of Gamesys’ EUR and GBP Term Facilities ($693 million). The amount of the Bridge Commitment may be reduced by certain proceeds from the Equity Offering.

Bally’s has also entered into a commitment letter (the “GLPI Commitment Letter”) with Gaming & Leisure Properties, Inc. (“GLPI”) pursuant to which GLPI has irrevocably committed to purchase shares of our common stock, or, subject to U.S. regulatory requirements, warrants, with a value of up to $500 million (the “GLPI Commitment”) at a price per share based on the volume-weighted average price determined over a period of time prior to such issuance.  The proceeds may be used to fund a portion of the aggregate cash consideration for the Combination, acquisition costs and fees and expenses incurred by Bally’s and its affiliated entities related to the Combination, or to refinance the existing indebtedness of Gamesys.  The GLPI Commitment contemplates that Bally’s and GLPI will affect one or more takeout sale and leaseback transactions, thereby reducing the number of Bally’s shares (or warrants) to be issued to GLPI. The amount of the GLPI Commitment may be reduced by certain net proceeds from the Equity Offerings.

The incurrence of the Bridge Facility and issuance of shares pursuant to the GLPI Commitment are collectively referred to as the “Financing Transaction”.

Equity Offerings

Common Stock Offering. The Company expects to offer and issue (the “Common Stock Offering”) $600 million of its common stock, par value $0.01 (the “Common Stock”). The Unaudited Pro Forma Financial Information assumes a public offering price in the Common Stock Offering of $62.01 per share, which is the last reported sale price of the Common Stock on the New York Stock Exchange on April 7, 2021, and would result in the issuance of 9,674 thousand shares in the Common Stock Offering, subject to changes in stock price among other factors. The Company has estimated total net proceeds for the Common Stock Offering of $579 million, net of estimated issuance costs of $21 million. The amounts set forth above in this paragraph and elsewhere in the Unaudited Pro Forma Financial Information assume no exercise of the underwriters’ option to purchase additional shares of the Company’s common stock in connection with the Common Stock Offering.

TEU Offering. The Company expects to offer and issue (the “TEU Offering” and, together with the Common Stock Offering, the “Equity Offerings”) $250 million of tangible equity units (each, a “TEU”). Each TEU will be comprised of two parts: (1) a prepaid stock purchase contract (a “TEU purchase contract”) and (2) a senior amortizing note (a “TEU amortizing note”) that will pay equal quarterly installments. Unless earlier redeemed by the Company in connection with a Gamesys Combination termination redemption or settled earlier at the holder’s option or at the Company’s option, each TEU purchase contract will, subject to postponement in certain limited circumstances, automatically settle on April 15, 2024, and the Company will deliver a specified number of shares of Common Stock per TEU based upon applicable settlement rates and the market value of the Company’s Common Stock. The TEU amortizing notes are expected to have a specified initial principal amount and a specified interest rate and the Company will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

The Unaudited Pro Forma Financial Information reflects the expected issuance of the TEU purchase contract portion of the TEUs as additional paid-in-capital, net of issuance costs, and the TEU amortizing notes portion of the TEU as long-term debt, net of issuance costs. The Company has estimated total net proceeds for the TEU Offering of $241.25 million, net of estimated issuance costs of $8.75 million, which has been allocated to the TEU purchase contracts and the TEU amortizing notes based on the relative fair values of the respective components, determined based on the most recent fair market estimates at the time of filing. The Company has estimated that the allocation of the net proceeds of the TEU is $201.0 million, net of issuance costs of $7.3 million for the TEU purchase contracts, and $41.8 million, net of issuance costs of $1.5 million for the TEU amortizing note.

Based on the expected structure of the TEU, the Company currently expects the TEU purchase contracts to meet equity classification. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on the information presented.

The Company intends to use the net proceeds from the Equity Offerings to partially fund the cash portion of the consideration payable for the Gamesys Combination. Upon the consummation of the Equity Offerings, all or substantially all of the net proceeds will be placed in an escrow account with one of the banks that have committed to finance the Gamesys Combination to reduce such financing commitments. If the Gamesys Combination is terminated, lapses or is withdrawn for any reason prior to the consummation of the Gamesys Combination, the net proceeds of the Equity Offerings will be released to the Company from escrow and, after payment of any cash redemption amount and/or repurchase price, used for general corporate purposes. The Equity Offerings are not contingent on the consummation of the Gamesys Combination, and the consummation of the Gamesys Combination is not contingent on the consummation of the Equity Offerings, and, as a result, it is possible that the Equity Offerings occur and the Gamesys Combination does not occur and vice versa.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

(in thousands)

		Pro forma adjustments
(In thousands)	Bally’s Historical (Note 2)	MontBleu pre-acquisition results and reclassifications (Note 5)	MontBleu Combination Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Assets
Cash and cash equivalents	$123,445	$2,494	$-		$289,788	$(2,877,130)	8(a)	$2,864,022	9(a)	$5,250	10(a)	$407,869
Restricted cash	3,110	-	-		-	-		-		-		3,110
Players deposit	-	-	-		40,347	-		-		-		40,347
Accounts receivable, net	14,798	1,370	-		54,386	-		-		-		70,554
Inventory	9,296	537	-		-	-		-		-		9,833
Tax receivable	84,483	-	-		-	-		-		-		84,483
Prepaid expenses and other current assets	53,823	1,271	-		5,180	-		-		-		60,274
Total current assets	288,955	5,672	-		389,701	(2,877,130)		2,864,022		5,250		676,469

Property and equipment, net	749,029	56,259	(49,345)	6(a)	12,131	-		-		-		768,074
Right of use assets, net	36,112	41,636	16,171	6(a)	29,851	-		-		-		123,770
Goodwill, net	186,979	5	(5)	6(a)	717,245	1,268,861	8(a)	-		-		2,173,086
Intangible assets, net	663,395	4,368	4,532	6(a)	555,586	1,047,380	8(b)	-		-		2,275,261
Deferred tax assets	-	-	-		13,494	-		-		-		13,494
Other assets	5,385	8	-		6,952	-		-		-		12,345
Total assets	$1,929,855	$107,948	$(28,647)		$1,724,960	$(560,888)		$2,864,022		$5,250		$6,042,499

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$5,750	$-	$-		$-	$-		$-		$-		$5,750
Current portion of lease obligations	1,520	550	1,877	6(a)	8,315	-		-		-		12,262
Current portion of cross currency and interest rate swap payable	-	-	-		5,043	-		-		-		5,043
Accounts payable	15,869	661	-		17,038	-		-		-		33,568
Payable to players	-	-	-		40,347	-		-		-		40,347
Accrued liabilities	120,055	2,263	15,000	6(b)	143,395	26,580	8(c)	-		-		307,292
Total current liabilities	143,194	3,474	16,877		214,138	26,580		-		-		404,262

Lease obligations, net of current portion	62,025	65,790	(14,051)	6(a)	22,627	-		-		-		136,391
Long-term debt, net of current portion	1,094,105	-	-		692,574	(692,574)	8(e)	2,364,022	9(b)	(774,711)	10(a),(b),(d)	2,683,415
Pension benefit obligations	9,215	-	-		-	-		-		-		9,215
Deferred tax liability	36,983	-	1,675	6(a)	60,520	244,043	8(f)	-		-		343,221
Naming rights liabilities	243,965	-	-		-	-		-		-		243,965
Other long-term liabilities	13,770	436	-		27,125	-		-		-		41,331
Total liabilities	$1,603,257	$69,700	$4,501		$1,016,984	$(421,951)		$2,364,022		$(774,711)		$3,861,801
Shareholders’ equity
Common stock	307	-	-		14,994	(14,898)	8(g)	81	9(c)	97	10(c)	580
Additional paid-in capital	294,643	-	-		12,131	583,391	8(g)	499,919	9(c)	808,153	10(b),(c)	2,198,238
Retained earnings	34,792	38,248	(33,148)	6(a),(c)	335,723	(362,303)	8(g)	-		(28,289)	10(d)	(14,977)
Other Reserves	-	-	-		345,128	(345,128)	8(g)	-		-		-
Accumulated other comprehensive loss	(3,144)	-	-		-	-		-		-		(3,144)
Total shareholders’ equity	326,598	38,248	(33,148)		707,976	(138,938)		500,000		779,961		2,180,698
Total liabilities and shareholders’ equity	$1,929,855	$107,948	$(28,647)		$1,724,960	$(560,888)		$2,864,022		$5,250		$6,042,499

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

(in thousands, except share and per share amounts)

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	Completed Acquisitions pre-acquisition results and reclassifications (Note 3) (a)	Completed Acquisitions Adjustments (Note 4)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Revenues	$372,792	$124,348	$-		$934,398	$-		$-		$-		$1,431,538

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	138,669	56,911	-		513,489	-		-		-		709,069
Advertising, general and administrative	176,943	44,069	2,920	4(a)	170,778	-		-		-		394,710
Goodwill and asset impairment	8,659	-	-		-	-		-		-		8,659
Expansion and pre-opening	921	-	-		-	-		-		-		921
Acquisition, integration and restructuring expense	13,257	-	-		4,751	26,580	8(c)	-		28,289	10(d)	72,876
Storm related losses, net of insurance recoveries	14,095	-	-		-	-		-		-		14,095
Rebranding	792	-	-		-	-		-		-		792
Depreciation and amortization	37,842	14,553	(2,780)	4(b),(c)	121,599	50,532	8(d)	-		-		221,745
Foreign Exchange Gain/Loss	-	-	-		5,393	-		-				5,393
Total operating costs and expenses	391,178	115,533	140		816,009	77,111		-		28,289		1,428,260
Income (loss) from operations	(18,386)	8,815	(140)		118,389	(77,111)		-		(28,289)		3,278

Other income (expense)
Interest income	612	-	-		642	-		-		-		1,254
Interest expense, net of amounts capitalized	(63,248)	(6,167)	(498)	4(d)	(30,817)	30,817	8(e)	(53,161)	9(d)	(955)	10(e)	(124,029)
Change in value of naming rights liabilities	(57,660)	-	-		-	-		-		-		(57,660)
Gain on bargain purchases	63,871	-	5,100	4(e)	-	-		-		-		68,971
Total other expense	(56,425)	(6,167)	4,602		(30,175)	30,817		(53,161)		(955)		(111,464)
		-
Income (loss) before provision for income taxes	(74,811)	2,648	4,462		88,214	(46,294)		(53,161)		(29,243)		(108,187)
Provision (Benefit) for income taxes	(69,324)	322	1,249	4(f)	1,926	(8,796)	8(f)	(14,885)	9(e)	(8,188)	10(f)	(97,696)
Net income (loss)	$(5,487)	$2,326	$3,212		$86,288	$(37,498)		$(38,276)		$(21,055)		$(10,491)

Earning per share (Note 11):
Basic	$(0.18)											$(0.18)
Diluted	$(0.18)											$(0.18)

Weighted average shares outstanding (Note 11)
Basic	31,315,151					9,605,201	11(a)	8,063,216	11(a)	9,675,859	11(a)	58,659,426
Diluted	31,315,151					9,605,201	11(a)	8,063,216	11(a)	9,675,859	11(a)	58,659,426

(a)	Includes pre-acquisition results for (1) Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020, (2) Shreveport for the period from January 1, 2020 through December 22, 2020 and (3) MontBleu for the period from January 1, 2020 through December 31, 2020. See Note 3 for reclassification adjustments made to conform the Completed Acquisitions to the presentation used by Bally’s.

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Financial Information has been prepared based on U.S. GAAP and pursuant to the rules and regulations of Securities and Exchange Commission’s (“SEC”) Regulation S-X and presents the Pro Forma Balance Sheet and Pro Forma Statement of Operations of the combined companies based upon the historical financial information of Bally’s, the Acquired Companies and Gamesys, after giving effect to the following transactions:

•	The Completed Acquisitions;

•	The Gamesys Combination;

•	The Financing Transaction; and

•	The Equity Offerings.

The Unaudited Pro Forma Financial Information is not necessarily indicative of what Bally’s consolidated statements of operations or consolidated balance sheet would have been had the Acquisitions been completed as of the dates indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of Bally’s following the Transactions. The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statement of Operations assuming the Transactions (other than, in the case of Bally’s Pro Forma Balance Sheet, the Casino KC, Casino Vicksburg and Shreveport acquisitions) had been consummated as of December 31, 2020 and January 1, 2020, respectively. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Bally’s financial condition and results of operations as a result of the closing of the Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Bally’s has concluded that the MontBleu Acquisition and the Gamesys Combination each represent business combinations pursuant to ASC 805. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on a preliminary valuation for the MontBleu Acquisition, and based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions for the Gamesys Combination.. The Company will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available. Using the total consideration for the transactions, Bally’s has preliminarily allocated the purchase price to such assets and liabilities as of January 31, 2021. These preliminary purchase price allocations have been used to prepare pro forma adjustments in the Unaudited Pro Forma Financial Information. The final purchase price allocations will be determined when Bally’s has completed the Gamesys Combination and the detailed valuations and other studies and necessary calculations. The final purchase price allocations could differ materially from the preliminary purchase price allocations. The final purchase price allocations may include changes in allocations to intangible assets, goodwill and bargain purchase based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

The Unaudited Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Bally’s, and reflect certain adjustments to the Acquired Companies’ and Gamesys’ historical financial information to conform to the accounting policies of Bally’s based on a preliminary review of the Acquired Companies’ and Gamesys accounting policies.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Bally’s management believes are reasonable. The notes to the Unaudited Pro Forma Financial Information describe how such adjustments were derived and presented in the Pro Forma Balance Sheet and Pro Forma Statement of Operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Unaudited Pro Forma Financial Information. Certain historical financial statement caption amounts for Gamesys and the Acquired Companies have been reclassified or combined to conform to Bally’s presentation and disclosure requirements.

The Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements and related notes of Bally’s, the Acquired Companies and Gamesys as of and for the year ended December 31, 2020.

Note 2 — Bally’s historical financial statements

The results and net assets of Bally’s as of and for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Bally’s, as set out in Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Note 3 — Completed Acquisitions pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of the Acquired Companies to conform to the financial statement presentation of Bally’s.

Reclassifications in the Pro Forma Statement of Operations are as follows:

	Year Ended December 31, 2020
	Casino KC and Casino Vicksburg Before Reclassification	Shreveport Before Reclassification	MontBleu Reported	Reclassifications	Notes	Completed Acquisitions After Reclassifications
(In thousands)	Note (a)	Note (b)	Note (c)
Revenues	$25,130	$67,763	$31,455	$-		$124,348
				-
Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	10,493	34,974	13,819	(2,375)	(d)	56,911
Marketing & promotions	1,144	2,248	-	(3,392)	(d)	-
Advertising, general and /administrative	9,068	11,765	14,893	8,343	(d)	44,069
Management Fee	514	2,062	-	(2,576)	(d)	-
Depreciation and amortization	2,913	6,904	4,736	-		14,553
Total operating costs and expenses	24,132	57,953	33,448	-		115,533
Income from operations	998	9,810	(1,993)	-		8,815
Other income (expense)			-
Interest expense, net of amounts capitalized	(1,730)	(4,437)	-	-		(6,167)
Total other expense	(1,730)	(4,437)	-	-		(6,167)
			-
Income before provision for income taxes	(732)	5,373	(1,993)	-		2,648
(Benefit) Provision for income taxes	322	-	-	-		322
Net income (loss)	$(1,054)	$5,373	$(1,993)	$-		$2,326

(a) The results of Casino KC and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 have been extracted from the audited combined financial statements of Casino KC and Casino Vicksburg, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 3, 2021.

(b) The results of Shreveport for the period from January 1, 2020 through December 22, 2020 have been extracted from the audited consolidated financial statements of Shreveport, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 12, 2021.

(c) The results of MontBleu for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of MontBleu, as set out in Bally’s Current Report on Form 8-K filed with the SEC on March 16, 2021.

(d) Represents the reclassification of balances in “Gaming, racing, hotel, food and beverage, retail, entertainment and other” ($2,375), “Marketing & promotions” ($3,392), and “Management Fee” ($2,576) to Advertising, general and administrative expenses.

Note 4 — Completed Acquisitions adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Financial Information:

4(a) Represents a $2,920 increase in lease expense related to changes in the fair value of right of use asset and lease liabilities of the Acquired Companies.

4(b) Represents decrease in depreciation expense related to acquired property and equipment resulting from the fair value adjustment of assets acquired in the Completed Acquisitions. Bally’s estimated that the fair value of property and equipment was less than MontBleu’s book value by $49.3 million, greater than Shreveport’s book value by $45.9 million and less than Casino KC and Casino Vicksburg’s book value by $8.0 million. Therefore, depreciation expense decreased by a total of $2.9 million on a combined basis for the year ended December 31, 2020 using the straight-line method of depreciation, including a reduction in MontBleu depreciation expense of $2.5 million. The estimated remaining useful lives of acquired property and equipment from the Completed Acquisitions ranged from 2 years to 40 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020
Land improvements	$6,100	10	Straight Line	$428
Buildings and improvements	114,419	37	Straight Line	2,676
Furniture, fixtures and equipment	26,374	6	Straight Line	4,101
Vessels and automobiles	26,751	12	Straight Line	2,191
Total depreciation expense				9,396
Less: historical depreciation expense				(9,765)
Casino KC, Casino Vicksburg, and Shreveport Pro forma adjustment				(369)
Reduction in MontBleu depreciation expense				(2,536)
Total Pro forma Adjustment				$(2,905)

4(c) Represents the amortization of intangible assets related to the Completed Acquisitions over a three- to ten-year period as if the Completed Acquisitions occurred on January 1, 2020. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Rated Player Relationships	1,300	8	Straight Line	$107
Total acquired finite lived intangible assets	1,300			107
Less: historical intangible asset amortization expense				(52)
Casino KC, Casino Vicksburg, and Shreveport Pro forma adjustment				55
Increase in MontBleu amortization expense				70
Total Pro forma Adjustment				$125

4(d) Represents the reversal of interest expense on intercompany loans recorded by Casino KC and Casino Vicksburg ($1,730) and Shreveport ($4,437). Additionally, represents the interest expense for borrowings that would have been needed to finance the $230 million purchase price of Casino KC and Casino Vicksburg and the $140 million purchase price of Shreveport had each of the acquisitions closed on January 1, 2020. The adjustment to record interest expense assumes the additional borrowings for Casino KC, Casino Vicksburg, and Shreveport were obtained on January 1, 2020 for both transactions and was outstanding until the point the Company had financing in place to fund each acquisition.

For the Casino KC and Casino Vicksburg transaction, interest expense of $2,540 was calculated using a weighted average rate of 4.43% for the first three months of 2020 at which point the Company had financing in place to fund the acquisition.

Interest expense of $4,125 for the Shreveport transaction was calculated assuming the additional debt of $140 million was outstanding at a weighted average rate of 3.8% until October 2020 at which point the Company had financing in place to fund the acquisition:

(In thousands)	Casino KC and Casino Vicksburg	Shreveport	Total Pro Forma Adjustment
Elimination of historical interest expense	$(1,730)	$(4,437)	$(6,167)
Interest expense related to net borrowings	2,540	4,125	6,665
Pro forma adjustment to interest expense	$810	$(312)	$498

4(e) Represents the non-recurring gain on bargain purchase recorded in connection with the MontBleu Acquisition.

4(f) Reflects the income tax effect of the Completed Acquisitions adjustments, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions:

(In thousands)	Casino KC, Casino Vicksburg, and Shreveport	MontBleu	Total
Total Pro forma tax adjustment	$(37)	$1,286	$1,249

Note 5 – MontBleu pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of MontBleu to conform to the financial statement presentation of Bally’s.

MontBleu reclassifications in the Pro Forma Balance Sheet are as follows:

	MontBleu Reported			MontBleu After Reclassifications
	December 31,			December 31,
(In thousands)	2020	Reclassifications	Note	2020
Assets
Cash and cash equivalents	$2,494	$-		$2,494
Accounts receivable, net	1,370	-		1,370
Inventory	537	-		537
Prepaid expenses and other current assets	1,271	-		1,271
Total current assets	5,672	-		5,672
Property and equipment, net	56,259	-		56,259
Right of use assets, net	-	41,636	(a)	41,636
Goodwill, net	5	-		5
Intangible assets, net	4,368	-		4,368
Other assets	41,644	(41,636)	(a)	8
Total assets	$107,948	$-		$107,948

Liabilities and Shareholders’ Equity
Current portion of lease obligations	-	550	(b)	550
Accounts payable	661	-		661
Accrued liabilities	2,813	(550)	(b)	2,263
Total current liabilities	3,474	-		3,474
Lease obligations, net of current portion	-	65,790	(c)	65,790
Deferred credits and other liabilities	66,226	(66,226)	(c)	-
Other long-term liabilities	-	436	(c)	436
Total liabilities	69,700	-		69,700
Commitments and contingencies	-	-		-
Shareholders’ equity:
Retained earnings	38,248	-		38,248
Total shareholders’ equity	38,248	-		38,248
Total liabilities and shareholders’ equity	$107,948	$-		$107,948

(a) Represents the reclassification of Other Assets ($41,636) to Right of Use Assets, net.

(b) Represents the reclassification of Accrued liabilities ($550) to Current portion of lease obligations.

(c) Represents the reclassification of Deferred credits and other liabilities ($66,226) to Lease obligations, net of current portion ($65,790) and Other long-term liabilities ($436).

Note 6 — MontBleu combination adjustments

6(a) Preliminary purchase consideration and purchase price allocation

The acquisition of MontBleu, which closed on April 6, 2021, resulted in Bally’s acquiring all of the outstanding equity securities of MontBleu for a purchase price of $15 million in cash, payable one year from the closing date, subject to certain customary post-closing adjustments.

Bally’s has performed a preliminary valuation analysis of the fair market value of MontBleu’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands)
Purchase price	$15,000
Write-down/(write-up) of assets:
Property and equipment, net	49,345
Right of use assets	(16,171)
Intangible assets	(4,532)
Historical goodwill	5
(Write-down)/write-up of liabilities:
Lease obligations (current portion)	1,877
Lease obligations	(14,051)
Deferred income taxes	1,675
Elimination of equity:
Retained earnings	(38,248)
Bargain Purchase	$(5,100)

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of MontBleu based on its estimated fair value as of the closing date.

6(b) Represents the total purchase price for MontBleu, which is due in cash on the one-year anniversary of the closing of the transaction.

6(c) Represents the $5,100 non-recurring gain on bargain purchase recorded in connection with the MontBleu Acquisition.

Note 7— Gamesys reclassifications and IFRS to U.S. GAAP adjustments

Gamesys’ historical financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘‘IFRS’’), which differ in certain significant respects from U.S. GAAP as applied by Bally’s. Adjustments were made to Gamesys’ financial statements to convert them from IFRS to U.S. GAAP and to Bally’s existing accounting policies after evaluating potential areas of differences.

The historical financial information of Gamesys was prepared in accordance with IFRS and presented in Pounds Sterling. The historical financial information was translated from Pounds Sterling to U.S. dollars using the December 31, 2020 spot rate to translate the Balance Sheet and the average daily exchange rate for 2020 to translate the Statement of Operations:

GBP £ / USD $
December 31, 2020 spot rate	1.3631
Year ended December 31, 2020 average exchange rate	1.2840

These exchange rates may differ from future exchange rates which would have an impact on the Unaudited Pro Forma Financial Information and would also impact purchase accounting upon consummation of the acquisition. As an example, utilizing the daily closing exchange rate at April 7, 2021 of £1/US$1.379 would increase the translated amounts of net income for the year ended December 31, 2020, as well as increase total assets as of December 31, 2020, presented below, by approximately $6,361 and $19,785, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Balance Sheet:

(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassifications (GBP)	Note	Gamesys U.S. GAAP (GBP)	Gamesys U.S. GAAP (USD)
Current assets
Cash and cash equivalents	212,600	-		212,600	289,788
Player deposits	29,600	-		29,600	40,347
Accounts receivable, net	39,900	-		39,900	54,386
Taxes receivable	3,800	(3,800)	(b)	-	-
Prepaid expenses and other current assets	-	3,800	(b)	3,800	5,180
Total current assets	285,900	-		285,900	389,701
Non-current assets
Property and equipment, net	8,900	-		8,900	12,131
Intangible assets	407,600	-		407,600	555,586
Goodwill	526,200	-		526,200	717,245
Right-of-use assets	21,900	-		21,900	29,851
Deferred tax asset	9,900	-		9,900	13,494
Other long-term receivables	5,100	(5,100)	(c)	-	-
Other assets	-	5,100	(c)	5,100	6,952
Total assets	1,265,500	-		1,265,500	$1,724,960

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	98,600	(98,600)	(d),(e)	-	-
Accounts payable	-	12,500	(d)	12,500	17,038
Accrued liabilities	-	105,200	(e)	105,200	143,395
Other short-term payables	300	(300)	(d)	-	-
Current portion of cross currency and interest rate swap payable	3,700	-		3,700	5,043
Current portion of lease obligations	6,100	-		6,100	8,315
Interest payable	1,900	(1,900)	(e)	-	-
Payable to players	29,600	-		29,600	40,347
Provision for taxes	16,900	(16,900)	(e)	-	-
Total current liabilities	157,100	-		157,100	214,138
Non-current liabilities
Other long-term payables	13,100	(13,100)	(f)	-	-
Other long-term liabilities	-	19,900	(f)	19,900	27,125
Provisions	6,800	(6,800)	(f)	-	-
Lease obligations, net of current portion	16,600	-		16,600	22,627
Deferred tax liability	44,400	-		44,400	60,520
Long-term debt, net of current portion	508,100	-		508,100	692,574
Total liabilities	746,100	-		746,100	1,016,984
Equity
Retained earnings	246,300	-		246,300	335,723
Share capital	11,000	(11,000)	(g)	-	-
Common stock	-	11,000	(g)	11,000	14,994
Share premium	8,900	(8,900)	(g)	-	-
Additional paid-in capital	-	8,900	(g)	8,900	12,131
Other reserves	253,200	-		253,200	345,128
Total shareholders’ equity	519,400	-		519,400	707,976
Total liabilities and shareholders’ equity	1,265,500	-		1,265,500	$1,724,960

(a) The net assets of Gamesys as at December 31, 2020 have been extracted from the audited consolidated financial statements of Gamesys, as set out in Bally’s Current Report on Form 8-K incorporated by reference herein.

The classification of certain items presented by Gamesys under IFRS have been modified in order to align with the presentation used by Bally’s under U.S. GAAP. There were no other material adjustments made to the balance sheet to align with U.S. GAAP based on management’s preliminary assessment of differences between IFRS and U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Balance Sheet presentation:

(b) Reclassification of Taxes receivable to Prepaid expenses and other current assets.

(c) Reclassification of Other long-term receivables to Other assets.

(d) Reclassification of £12.2 million of trade payables from Accounts payable and accrued liabilities to Accounts payable and £0.3 million of Other short-term payables to Accounts payable.

(e) Reclassification of Interest payable, Provision for taxes, and £86.4 million of accrued liabilities included in Accounts payable and accrued liabilities to Accrued Liabilities.

(f) Reclassification of Other long-term payables and Provisions to Other long-term liabilities.

(g) Reclassification of Share capital and Share premium to Common stock and Additional paid-in capital, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations:

		Reclassification and IFRS to U.S. GAAP adjustments (GBP)
(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	Gamesys U.S. GAAP (GBP)	Gamesys U.S. GAAP (USD)
Revenues	727,700	-	-		727,700	$934,398

Operating costs and expenses	-	-	-		-	-
Distribution costs	399,900	(399,900)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	399,900	-	(b)	399,900	513,489
Administrative costs	221,500	(221,500)	-	(c),(d)	-	-
Impairment of financial assets	5,000	(5,000)	-	(d)	-	-
Advertising, general and administrative	-	126,500	6,500	(d),(g)	133,000	170,778
Severance costs	1,900	(1,900)	-	(e)	-	-
Transaction related costs	1,800	(1,800)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	3,700	-	(e)	3,700	4,751
Depreciation and amortization	-	100,000	(5,300)	(c),(g)	94,700	121,599
Foreign exchange loss/(gain)	4,200	-	-		4,200	5,393
Total operating costs and expenses	634,300	-	1,200		635,500	816,009
Income (loss) from operations	93,400	-	(1,200)		92,200	118,389
Other income (expense)
	-	-	-		-	-
Interest income	(500)	-	-		(500)	(642)
Interest expense	24,000	(24,000)	-	(f)	-	-
Accretion on financial liabilities	1,200	(1,200)		(f)	-	-
Interest expense, net of amounts capitalized	-	25,200	(1,200)	(f),(g)	24,000	30,817
Total other expense	24,700		(1,200)		23,500	30,175
Income (loss) before provision for income taxes	68,700	-			68,700	88,214
Tax expense	1,500	-	-		1,500	1,926
Net income (loss)	67,200	-			67,200	$86,288

(a) The results of Gamesys for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Gamesys, as set out in Bally’s Current Report on Form 8-K incorporated by reference herein.

The classification of certain items presented by Gamesys under IFRS has been modified in order to align with the presentation used by Bally’s under U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Statement of Operations presentation:

(b) Reclassification of Distribution costs to Gaming, racing, hotel, food and beverage, retail, entertainment and other.

(c) Includes the reclassification of £91.2 million and £8.8 million of amortization and depreciation, respectively to Depreciation and amortization.

(d) Reclassification of £5.0 million of Impairment of financial assets and £121.5 million of Administrative costs to Advertising, general and administrative.

(e) Reclassification of Severance costs and Transaction related costs to Acquisition, integration and restructuring expense

(f) Reclassification of Interest expense and Accretion on financial liabilities to Interest expense, net of amounts capitalized.

(g) Reflects reclassification of £5.3 million of depreciation and £1.2 million of interest expense related to leased assets to lease expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under U.S. GAAP. Under U.S. GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Gamesys’ leases would be classified as operating leases under U.S. GAAP with lease expense recognized on a straight-line basis as part of Advertising, general and administrative expenses. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under U.S. GAAP. Therefore, no further adjustment has been recorded.

Note 8 — Gamesys Combination adjustments

8(a) Preliminary purchase consideration and allocation

The Gamesys Combination, which is expected to close in the fourth quarter of 2021, will result in Bally’s acquiring all of the outstanding equity securities of Gamesys for an estimated purchase price of $3,429 million funded through debt financing and the issuance of equity, subject to certain customary post-closing adjustments. The Company will acquire both the operations and real estate of Gamesys.

Bally’s has performed a preliminary analysis of the fair value of Gamesys’ assets and liabilities based on publicly available benchmarking information as well as a variety of other factors, including market participant assumptions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands, except share and share price amounts)
Gamesys shares expected to be exchanged	28,003,501	(i)
Gamesys purchase price per share translated using April 7, 2021 spot rate	$25.51
Bally's closing share price on April 7, 2021	$62.01
Exchange ratio	0.343	(i)
Total Bally’s shares to be issued	9,605,201
Total value of Bally’s shares to be issued	$595,619	(i)
Total cash consideration paid at $25.43 price per Gamesys Share	$2,142,556	(ii)
Repayment of Gamesys Debt	$692,574	(iii)
Total purchase consideration	$3,430,748
Less total cash acquired	$(247,788)	(iv)
Purchase consideration, net of cash acquired	$3,182,960

Allocation of purchase consideration, net of cash acquired:
Estimated fair values of assets acquired
Current assets, excluding cash	$99,913	(v)
Intangible assets	$1,602,966	(v)
Other non current assets	$62,428	(v)
Total estimated fair values of liabilities assumed, excluding debt	$(263,890)	(v)
Deferred tax liability	$(304,563)	(v)
Residual Goodwill	$1,986,107
Less Gamesys’ historical goodwill	$(717,245)
Goodwill adjustment	$1,268,861	(vi)

(i)	Upon closing of the Gamesys Combination, Bally’s will provide Gamesys shareholders who elect to exchange their shares, 0.343 shares of Bally’s common stock for each share of Gamesys common stock. The remaining shares of Gamesys common stock will be settled in cash for which shareholders will be entitled to receive £18.50 per share. The table above assumes an exchange rate of $1.379 per Pound Sterling, based on the April 7, 2021 spot rate, which was used to translate the Gamesys price from Pounds Sterling to U.S. Dollars. Certain of Gamesys’ current shareholders holding an aggregate amount of 25.6% of Gamesys’ shares have agreed to receive shares of Bally’s Common Stock in the Combination. As such, for purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates 25.6% of Gamesys’ outstanding shares (109,503,120 shares on April 7, 2021) will be exchanged for 9,605 thousand shares of Bally’s Common Stock, and the balance of Gamesys’ outstanding shares will be exchanged for cash. For purposes of this Unaudited Pro Forma Financial Information, Bally’s estimates that 74.43% of Gamesys’ outstanding shares will be exchanged for cash, resulting in aggregate cash consideration of $2,143 million to be financed through borrowings under the Bridge Facility ($2,378 million). The remaining proceeds from the Bridge Facility along with a portion of proceeds from the Equity Offerings will be used for the repayment of Gamesys’ EUR and GBP Term Facilities. The GLPI Commitment will be leveraged to the extent the proceeds from the equity offering are not sufficient. The actual amount of purchase consideration that will be settled in equity will be determined upon consummation of the Gamesys Combination. A hypothetical 10% increase or decrease in the number of outstanding Gamesys shares that are exchanged for Bally’s Common Stock, all other factors remaining constant, would result in a corresponding increase or decrease in the equity consideration of $57.1 million, or 920 thousand shares of Bally’s Common Stock.

(ii)	Cash consideration assumes 74.43% of outstanding Gamesys shares will be exchanged for cash equal to £18.50 per share. In addition to the current Gamesys shares outstanding, an additional 2,502 thousand Gamesys shares are expected to vest immediately prior to the transaction which are also included in the calculation of cash consideration.

(iii)	Under the terms of the Gamesys Combination, Bally’s will repay the outstanding balance of Gamesys debt. The value of the Gamesys debt at December 31, 2020 has been included in the calculation of preliminary purchase consideration, however actual purchase consideration will reflect the balance of Gamesys’ debt outstanding as of the acquisition date.

(iv)	Cash acquired excludes $42 million dividend (28 pence per share) declared by Gamesys on March 8, 2021, payment of which will be accelerated upon transaction closing.

(v)	Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Gamesys based on its estimated fair value as of the closing date. Except as discussed in the notes below, the carrying value of Gamesys’ assets and liabilities are considered to approximate their fair values.

(vi)	The preliminary fair value adjustments are based on benchmark data available to Bally’s and is subject to change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill recorded. Goodwill is attributable to the assembled workforce of Gamesys and planned growth in new markets through continued investment. Goodwill recorded is not expected to be deductible for tax purposes.

8(b) Represents the fair value of intangible assets acquired. This includes the total acquired finite-lived intangible assets less the historical intangible assets recorded by Gamesys.

(In thousands)	Year ended December 31, 2020
Trademarks and trade names	$184,014
Customer relationships	995,038
Developed technology (Software)	395,289
Partnership Agreement	28,624
Total acquired finite lived intangible assets	1,602,966
Less: historical intangible assets	(555,586)
Pro forma adjustment	$1,047,380

8(c) Represents non-recurring transaction costs that are expected to be incurred that have not been recognized in the historical financial statements of Gamesys.

8(d) Represents incremental amortization expense of $50,532 related to identified intangible assets acquired in connection with the Gamesys Combination. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

(In thousands)	Fair Value	Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Trademarks and trade names	$184,014	10	Straight Line	$17,335
Customer relationships	995,038	10	Straight Line	93,735
Developed technology (Software)	395,289	7	Straight Line	53,196
Partnership Agreement	28,624	8	Straight Line	3,371
Gaming Licenses	N/A	N/A	Straight Line	-
Non-compete Agreements	N/A	N/A	Straight Line	-
Total acquired finite lived intangible assets	1,602,966	-	-	167,637
Less: historical intangible asset amortization expense				(117,105)
Pro forma adjustment				$50,532

The value of intangible assets is preliminary. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $160.3 million and annual amortization expense of approximately $28.1 million, assuming an overall weighted average useful life of 9.22 years.

8(e) Represents repayment of Gamesys’ EUR and GBP Term Facilities ($692,574) and reversal of related interest expense ($30,817).

8(f) Reflects the income tax effect of pro forma adjustments the year ended December 31, 2020.

Bally’s has used a UK statutory tax rate of 19 percent to calculate the financing and acquisition related adjustments to the Pro Forma Balance Sheet. The total adjustment to deferred tax liabilities is related to the following estimated fair value adjustments:

(In thousands)	Fair Value	Tax rate	Pro Forma Deferred Tax Adjustment
Intangible assets, net	$1,602,966	19%	$304,563
Less: deferred taxes on historical intangible assets			(60,520)
Pro forma adjustment			$244,043

The tax impact of the financing and acquisition business-related adjustments to the Pro Forma Statement of Operations was a $8,796 tax benefit. This adjustment includes amortization, elimination of interest expense, interest expense related to borrowing costs, and transaction costs. The total tax impact was calculated using a tax rate of 19 percent.

8(g) Represents adjustments to equity related to the Gamesys Combination:

	Eliminate Gamesys' Equity	Issuance to Gamesys Shareholders	Transaction Costs	Total Acquisition Adjustments to Equity
Common stock	(14,994)	96	-	(14,898)
Additional paid-in capital	(12,131)	595,522	-	583,391
Treasury stock, at cost	-	-	-	-
Retained earnings	(335,723)	-	(26,580)	(362,303)
Other Reserves	(345,128)	-	-	(345,128)
Accumulated other comprehensive loss	-	-	-	-
Total shareholders’ equity	(707,976)	595,619	(26,580)	(138,938)

Note 9 —  Financing Transaction adjustments

Adjustments to the Pro Forma Balance Sheet related to the Bridge Facility and GLPI Commitment include the following:

9(a) Represents an increase in cash related to net proceeds from the $2,378 million Bridge Facility entered into by Bally’s and proceeds from the $500 million GLPI Commitment to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders upon consummation of the Gamesys Combination, net of related fees and expenses of $14.3 million for refinancing existing indebtedness from Gamesys upon consummation of the Combination and to pay fees, costs and expenses incurred in connection with the Combination:

(in thousands except for per share amounts)
Bally’s share price on April 7, 2021	$62.01
Bally’s shares to be issued to GLPI	8,063
Proceeds from GLPI	$500,000

Gross proceeds of Bridge Facility	$2,378,291
Bridge Facility fees	$(14,270)
Net proceeds from Bridge Facility	$2,364,022

Total proceeds from Financing Transactions	$2,864,022

9(b) Represents a $2,378 million increase in debt from the Bridge Facility, net of $14.3 million related fees and expenses.

9(c) Represents a $81 adjustment to common stock related to the issuance of 8.0 million shares, at par value of $0.01 per share, expected to be issued to GLPI (at an assumed purchase price equal to the closing sale price of Bally’s common stock on NYSE on April 7, 2021), and a $499.9 million adjustment to additional paid in capital related to the GLPI Commitment, as discussed above.

Adjustments to the Unaudited Pro Forma Income Statement related the Bridge Facility include the following:

9(d) Comprised of amortization of $14,227 of fees incurred in connection with the Bridge Facility and $38,934 of interest expense related to the Bridge Facility. The adjustment to record interest expense assumes the $2,378 Bridge Facility was obtained on January 1, 2020 and paid down to $1,559 million using proceeds from the Equity Offerings. The adjustment further assumes that this amount was outstanding for the full year 2020 at a weighted average rate of 2.66%. This rate is based on the 1 Month LIBOR rate at December 31, 2020 plus 2.50%. A change in the underlying interest rate of 1/8 of a percentage point would result in an increase or decrease in interest expense of $1,830.

9(e) Represents the tax benefit related to the Financing Transaction adjustments.

Note 10 — Equity Offerings adjustments

Adjustments to the Pro Forma Balance Sheet and Pro Forma Statement of Operations related to the Equity Offerings include the following:

10(a) Represents the net proceeds from the Equity Offerings which was used to pay down a portion of the Bridge Facility. A reconciliation of the gross proceeds from the Equity Offerings to the net cash proceeds after repayment of the Bridge Facility is set forth below:

(In thousands except per share amounts)
Class A common stock public offering price per share	$62.01
Shares of Class A common stock issued	9,676
Gross proceeds	$600,000
Less: Underwriting discounts, commissions, and offering expenses	(21,000)
Net cash proceeds	$579,000

TEU stated price	$50.00
TEUs issued	5,000
Gross proceeds	$250,000
Less: Underwriting discounts, commissions, and offering expenses	(8,750)
Net cash proceeds	$241,250

Total net cash proceeds from offering	$820,250
Cash proceeds from offering used to repay Bridge Facility	815,000
Net cash proceeds after repayment of Bridge Facility	$5,250

10(b) Represents an adjustment related to the TEUs, which includes (1) a $208.3 million adjustment to additional paid-in-capital for the TEU purchase contracts, which will, subject to postponement in certain limited circumstances, automatically settle on April 15, 2024, at which point the Company will deliver a specified number of shares of Common Stock per TEU based upon applicable settlement rates and the market value of the Company’s Common Stock at that time and (2) a $40.3 million increase in long-term debt related to the TEU amortizing note, net of issuance costs.

10(c) Represents a $97 adjustment to common stock related to the issuance of 9.7 million shares, par value $0.01 per share, expected to be issued pursuant to the Common Stock Offering, and a $599.9 million adjustment to additional paid in capital related to the Common Stock Offering, as discussed above.

10(d) Represents a $28.3 million adjustment to the Pro Forma Statement of Operations and retained earnings related to the issuance fees and offering expenses for the Common Stock Offering and the TEU purchase contract, and a $1.5 million adjustment to the Pro Forma Balance Sheet to decrease long-term debt related to deferred financing costs associated with the TEU amortizing note.

10(e) Represents the net adjustment to interest expense related to (1) $2,038 rebate received for fees in connection with the Bridge Facility, resulting from repayment of the Bridge Facility with offering proceeds, (2) $2,505 interest expense on the TEU amortizing notes based on an interest rate of 6%, and (3) $487 amortization of deferred financing costs related to the TEU amortizing note. The terms of the TEU amortizing notes are subject to change based on completion of the TEU offering. A 1/8 of a percentage point change in the interest rate would affect interest expense by approximately $52.

10(f) Represents the tax benefit related to the Equity Offerings adjustments.

Note 11 — Pro forma earnings per share information

11(a) Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Gamesys Combination, the Financing Transactions and the Equity Offerings, assuming the shares were outstanding since January 1, 2020. As the Gamesys Combination, the Financing Transactions and the Equity Offerings are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding assumes that the shares issuable relating to the Gamesys Combination, the Financing Transactions and the Equity Offerings have been outstanding for the entire period presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares. Basic and diluted earnings per share are equal as the combined company has a pro forma net loss and the effect of converting the TEUs to common stock would be anti-dilutive.

(In thousands, except shares and per share amounts)	December 31, 2020
Pro forma net loss	$(10,491)
Basic and diluted weighted average common shares outstanding:
Historical share count	31,315,151
Expected shares issuable to Gamesys Shareholders	9,605,201
Additional issuance in Common Stock Offering	9,675,859
Additional issuance to GLPI	8,063,216
Basic and diluted weighted average common shares outstanding used in pro forma loss per share	58,659,426
Pro forma loss per share, basic and diluted	$(0.18)

Certain United States Federal Income Tax Considerations for Non-U.S. Holders

Subject to the limitations, assumptions and qualifications described herein, the following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to non-U.S. holders of shares of our common stock. The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder (“Treasury Regulations”), judicial decisions and published rulings of the U.S. Internal Revenue Service (the “IRS”), all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

This discussion addresses only those non-U.S. holders that will hold their shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular non-U.S. holders in light of their individual circumstances (such as the effects of Section 451(b) of the Code) or to non-U.S. holders that are subject to special rules, such as:

•	banks or other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	non-U.S. holders that hold our common stock as part of straddles, hedges, constructive sales, integrated transactions or conversion transactions;

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	U.S. expatriates and former citizens or former long-term residents of the United States; and

•	non-U.S. holders that acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the purchase, ownership and disposition of shares of our common stock, nor does it address the U.S. Medicare contribution tax on unearned income. Tax considerations under foreign, state or local laws or federal laws other than United States federal income tax laws are not addressed in this prospectus. Non-U.S. holders should consult their tax advisors regarding such tax considerations resulting from the purchase, ownership and disposition of shares of our common stock.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein (or that a court will not sustain any such challenge), and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of shares of our common stock.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock, that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

Distributions on Shares of Our Common Stock

As discussed above under “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions with respect to shares of our common stock, such distributions generally will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, and will be subject to withholding as described below. Distributions in excess of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes will be treated as a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares of our common stock and thereafter as capital gain, subject to the tax treatment described below in “— Sale or Other Taxable Disposition of Shares of Our Common Stock.”

Subject to the summary below regarding backup withholding and FATCA (as defined below), dividends paid on our common stock to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (1) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or appropriate successor form) and certify under penalties of perjury that such holder is not a United States person and is eligible for the benefits of the applicable tax treaty and (2) if it holds our common stock through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends paid on our common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder) generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a United States person and will not be subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or appropriate successor form)). Any such effectively connected dividends (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Sale or Other Taxable Disposition of Shares of Our Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder), (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, or (3) we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for such shares of our common stock, and, so long as our common stock is regularly traded on an established securities market, the non-U.S. holder holds or held, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period.

A corporation generally is characterized as a USRPHC if the fair market value of the “United States real property interests” (“USRPIs”) owned by the corporation and certain of its subsidiaries equals or exceeds 50% of the sum of the fair market value of  (i) the USRPIs owned by the corporation and certain of its subsidiaries, (ii) interests in real property located outside of the United States owned by the corporation and certain of its subsidiaries and (iii) other assets used or held for use by the corporation and certain of its subsidiaries in a trade or business. USRPIs generally include any interest (other than an interest solely as a creditor) in real property located in the United States or the U.S. Virgin Islands and in other USRPHCs. Real property generally includes land and unsevered natural products of the land, improvements on land and personal property associated with the use of real property within the meaning of applicable Treasury Regulations. Although there can be no assurances, we believe we are not, and we do not currently anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. However, so long as our common stock is regularly traded on an established securities market (such as the NYSE), gain from the disposition of shares of our common stock by a non-U.S. holder that owns, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period would not be subject to U.S. federal income tax as a result of our status as a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (1) or (3) above generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a United States person. Any such gains of a non-U.S. holder described in clause (1) above that is treated as a foreign corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Although a 15% withholding tax will generally apply to gross proceeds from the sale or other taxable disposition of a USRPHC, so long as our common stock is regularly traded on an established securities market (such as the NYSE), the 15% withholding tax on gross proceeds will generally not apply. A non-U.S. holder that is described in clause (2) above generally will be subject to U.S. federal income tax at a 30% rate (or a lower applicable income tax treaty rate), which may be offset by U.S. source capital losses during the taxable year of the disposition, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to distributions paid to non-U.S. holders on our common stock and the tax, if any, withheld with respect to those distributions. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker, unless the holder complies with applicable certification procedures to establish it is not a United States person and the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person. Copies of the information returns filed with the IRS may be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Backup withholding (currently at a rate of 24%) may be imposed on the above payments if a non-U.S. holder fails to certify under penalty of perjury that it is not a United States person (or such non-U.S. holder otherwise fails to establish an exemption) or the applicable withholding agent has actual knowledge or reason to know the holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld from payments to a non-U.S. holder under the backup withholding rules generally will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

FATCA

Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), a 30 percent withholding tax may be imposed on (1) dividends paid on shares of our common stock and (2) subject to the proposed regulations described below, gross proceeds from the sale or other disposition of shares of our common stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” unless (a) the non-financial foreign entity provides the applicable payor or financial institution with certain documentation and identifying information relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (b) the foreign financial institution enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing to the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form) or (c) the foreign financial institution or the non-financial foreign entity qualifies for an exemption from these rules and establishes such exemption by providing the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form). The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder is resident.

The IRS issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the proposed Treasury Regulations, a withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Non-U.S. holders are urged to consult their tax advisors regarding how FATCA may apply to the purchase, ownership and disposition of our common stock.

The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the purchase, ownership and disposition of shares of our common stock, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Underwriting

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Deutsche Bank Securities Inc. (“Deutsche Bank”) and Goldman Sachs & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Citizens Capital Markets, Inc.
Truist Securities, Inc.
Fifth Third Securities, Inc.
Capital One Securities, Inc.
Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their receipt and acceptance of the shares from us, subject to the underwriters’ right to reject any order in whole or in part and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                    additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                     shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                     . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

Our common stock is listed on the NYSE under the symbol “BALY.”

Our CEO, CFO, directors and Standard General L.P. have agreed that, without the prior written consent of Deutsche Bank on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

(a)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

(b)	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than a Registration Statement on Form S-8 or Form S-4); or

(c)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Deutsche Bank on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

(a)	the sale of shares to the underwriters;

(b)	the sale of the Units to the underwriters in the Unit Offering and any shares of common stock issued pursuant to the terms of the Units;

(c)	the transfer of shares (i) as a bona fide gift, (ii) to a trust for the benefit of the holder or his or her family, (iii) by will or other testamentary document or intestate succession, or by operation of law, and (iv) to a family member;

(e)	(i) the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement, and the transfer of shares to satisfy any payment or withholding obligation in connection with the exercise or settlement of any equity awards, and (ii) the issuance of compensatory awards of equity-linked securities, options, restricted stock and restricted stock units, in each case pursuant to stock plans described in this prospectus supplement or the documents incorporated by reference herein;

(f)	transactions by any person other than us relating to shares of common stock or other securities acquired in open-market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

(g)	(i) the sale of shares pursuant to any contract, instruction or plan in effect on the date hereof that satisfies the requirements of Rule 10b5-1 under the Exchange Act (or private sales of such shares in lieu thereof in conjunction with a termination of such 10b5-1), and (ii) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (a) such plan does not provide for the transfer of common stock during the restricted period and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period (for the sake of clarification, any other regulatory filing will not be deemed voluntary);

(h)	the transfer of shares of common stock or any security convertible into common stock by a holder that is corporation, partnership, limited liability company, trust or other business entity, to a corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the under the Securities Act) of the holder, or to any investment fund or other entity that controls or is controlled by, or is under common control with, the holder, or is wholly-owned by the holder or affiliates of the holder (including, for the avoidance of doubt, where the holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); or

(i)	the agreement to issue or issuance of common stock, preferred stock, convertible debt or other equity-linked security in exchange for the assets of, or a majority or controlling portion of the equity of, another entity, and the filing of a registration statement on Form S- 4 or other appropriate form required by the Securities Act, and any amendments thereto in connection therewith, provided, that (a) the aggregate number of securities that the Company may agree to issue or issue pursuant to this clause (i) shall not exceed 15% of the total number of shares of the Company's common stock issued and outstanding immediately following the completion of the transactions contemplated by this prospectus supplement and (b) the recipients of such securities received during the restricted period pursuant to this clause (i) agree in writing with the representative prior to the receipt of such securities not to sell, offer, dispose of or otherwise transfer any such securities during the restricted period without the prior written consent of the representative, provided further, that such 15% limitation in this clause (i) and the requirements of the preceding clause (i)(b) shall not apply to any securities that the Company may issue or agree to issue as consideration for its acquisition of, or in exchange for the common stock of, Gamesys or any other pending acquisition.

Deutsche Bank in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In that regard, certain of the underwriters or their respective affiliates are acting as our financial advisors in connection with the Combination and they are or may become agents, arrangers, bookrunners or lenders under Bridge Commitment to fund a portion of the Combination. A portion of the proceeds from this offering and any proceeds from the Unit Offering may be used to reduce the Bridge Commitment, and to pay the fees, costs and expenses incurred in connection thereto. As a result, certain of the underwriters or their respective affiliates may benefit from the application of a portion of the net proceeds from this offering and/or the Unit Offering to reduce the Bridge Commitment.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each an “EEA State”), no securities have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any securities at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the securities shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom

In relation to the UK, no securities have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the UK of any securities at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of representative for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the securities shall require the Issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the UK, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the UK.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offering and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) has been made or will be made with respect to the offering of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements, and otherwise in compliance with all applicable laws, regulations and guidelines of Japan in effect at the relevant time. The offering of shares of common stock shall be made as a private placement for small number of investors as prescribed under Article 2, Paragraph 3, Item 2, Sub-item C of the FIEA, under which the shares of common stock may be offered to up to 49 offerees in Japan. Subject to the foregoing, the shares of common stock may be offered in Japan to qualified institutional investors (“QIIs”) defined under the FIEA, with the exclusion from the counting of the 49 offerees above. Any QII who acquired the shares of common stock shall not assign such shares to any party other than another QII(s).

Israel

The securities offered by this prospectus supplement and the accompanying prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing this prospectus supplement and the accompanying prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. The ordinary shares will not be offered or sold, directly or indirectly, to the public in Israel, except that the underwriter may offer and sell such shares to Israeli investors who qualify, in accordance with the Israeli Securities Law as “qualified investors” (as defined in the First Appendix to the Israeli Securities Law) and completed and signed a questionnaire regarding such qualification and delivered it to the underwriter. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus supplement and the accompanying prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Legal Matters

The validity of the shares of common stock offered hereby and certain legal matters in connection with this offering will be passed upon for us by Jones Day. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP.

Experts

The financial statements of Bally’s Corporation incorporated in this prospectus supplement by reference from the Bally’s Corporation Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Gamesys Group plc as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated in this prospectus supplement by reference to Bally’s Corporation’s Current Report on Form 8-K dated April 13, 2021, have been so incorporated in reliance on the report of BDO LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements of Columbia Properties Tahoe, LLC d/b/a MontBleu Casino Resort & Spa, as of and for the year ended December 31, 2020 incorporated in this prospectus supplement by reference from the Bally’s Corporation Current Report on Form 8-K dated March 16, 2021 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of IOC – Kansas City, Inc. and Rainbow Casino – Vicksburg Partnership, L.P. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, the financial statements of Eldorado Resort Casino Shreveport JTV at December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, and the financial statements of Columbia Properties Tahoe, LLC at December 31, 2019 and for the year then ended, incorporated by reference in this prospectus supplement and registration statement of Bally’s Corporation have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein, and have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find Additional Information

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. This material is available from the SEC’s website at http://www.sec.gov or from our website at www.ballys.com. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to our investor relations team at 100 Westminster Street, Providence, Rhode Island 02903 or by telephone at (401) 475-8474.

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

Incorporation by Reference of Certain Documents

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement or any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed March 10, 2021;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed April 8, 2021 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Current Reports on Form 8-K filed January 13, 2021, January 22, 2021, January 25, 2021, February 3, 2021, February 8, 2021, February 12, 2021, February 26, 2021, March 16, 2021 and April 13, 2021; and

•	the description of our common stock contained in our Form 8-A filed with the SEC on March 27, 2019, as updated by the description of our common stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2020 and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. However, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Upon request, we will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference in this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in the accompanying prospectus, by writing or telephoning us at the following:

100 Westminster Street,
Providence, Rhode Island 02903
(401) 475-8474

PROSPECTUS

Bally’s Corporation

Common Stock
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units
Units
Debt Securities

We may offer and sell from time to time in one or more offerings shares of our common stock, warrants, subscription rights, stock purchase contracts, stock purchase units, units or debt securities. Each time any shares of our common stock, warrants, subscription rights, stock purchase contracts, stock purchase units, units or debt securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus.

This prospectus describes the general manner in which these securities may be offered and sold. We will provide the specific terms of the securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the related supplements and any incorporated documents carefully before you invest. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We may offer these securities directly to investors, through agents, underwriters or dealers, or through a combination of these methods, on a continued or delayed basis. Each applicable prospectus supplement will provide the terms of the plan of distribution relating to the offering. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our proceeds from the sale of these securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BALY.” On March 17, 2021, the closing sale price of our common stock on NYSE was $72.12 per share. You are urged to obtain current market quotations for our common stock.

Investing in our securities involves risks. See “Risk Factors” BEGINNING on page 2 and any risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2021

Table of Contents

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. This prospectus and the documents we incorporate by reference into this prospectus provide you with a general description of the securities under this shelf registration statement. We may provide a prospectus supplement and may also provide you with a free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus, if any, may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus, any applicable accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the headings “ Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable accompanying prospectus supplement or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus, including any information incorporated in this prospectus by reference, any applicable accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since such date. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about our plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on our current expectations and assumptions. Although we believe that our expectations and assumptions are reasonable at this time, they should not be regarded as representations that our expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the date of this prospectus and we do not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond our control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•	uncertainties surrounding the COVID-19 pandemic, including limitations on our operations, increased costs, changes in customer attitudes, impact on our employees and the ongoing impact of COVID-19 on general economic conditions;

•	unexpected costs, difficulties integrating and other events impacting our recently completed and proposed acquisitions and our ability to realize anticipated benefits;

•	risks associated with our rapid growth, including those affecting customer and employee retention, integration and controls;

•	risks associated with the impact of the digitalization of gaming on our casino operations, our expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of our new interactive businesses generally;

•	the very substantial regulatory restrictions applicable to us, including costs of compliance;

•	restrictions and limitations in agreements to which we are subject, including our debt, could significantly affect our ability to operate our business and our liquidity; and

•	other risks identified in Part I. Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with SEC on March 10, 2021.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses.

You should not to place undue reliance on our forward-looking statements.

iii

THE COMPANY

Our objective is to be one of the leading omni-channel gaming and interactive entertainment companies in the United States.

We are already a leading owner and operator of land-based casinos in seven states in the United States:

Property	Location	Type	Built/ Acquired	Gaming Square Footage	Slot Machines	Table Games	Hotel Rooms	Food and Beverage Outlets	Race-book	Sports-book
Twin River Casino Hotel	Lincoln, RI	Casino and Hotel	2007	168,072	4,067	114	136	21	Yes	Yes
Hard Rock Biloxi	Biloxi, MS	Casino and Resort	2007	50,984	983	55	479	18	No	Yes
Tiverton Casino Hotel	Tiverton, RI	Casino and Hotel	2018	33,840	1,000	32	83	7	Yes	Yes
Dover Downs Hotel and Casino	Dover, DE	Casino, Hotel and Raceway	2019	84,075	2,060	37	500	14	Yes	Yes
Black Hawk Casinos(1)	Black Hawk, CO	3 Casinos	Multiple	34,632	570	33	—	8	No	Yes
Casino KC	Kansas City, MO	Casino	2020	39,788	848	17	—	3	No	No
Casino Vicksburg	Vicksburg, MS	Casino and Hotel	2020	32,608	499	8	89	4	No	Yes
Bally’s Atlantic City	Atlantic City, NJ	Casino and Hotel	2020	83,569	1,481	93	1,214	10	No	Yes
Eldorado Resort Casino Shreveport	Shreveport, LA	Casino and Hotel	2020	49,916	1,382	54	403	6	No	No

___________________________

(1)	Includes the Golden Gates, Golden Gulch and Mardi Gras casinos.

We acquired the rights to the name “Bally’s” in 2020 as part of our strategy to become the leading U.S. full-service sports betting/iGaming company with physical casinos and online gaming solutions united under a single, prominent brand. We took other key steps to build our iGaming and sports betting business in the past year, including:

•	entering into a strategic partnership with Sinclair Broadcast Group to leverage the Bally’s brand and combine our sports betting technology with Sinclair’s expansive natural footprint, which includes 188 local TV stations, 19 regional sports networks, the STIRR streaming service, the Tennis Channel and five stadium digital TV and internet sports networks;

•	signing definitive agreements to acquire Bet.Works, a sports betting platform provider to operators in Colorado, New Jersey, Indiana and Iowa, and Monkey Knife Fight, the third-largest fantasy sports platform in North America. and

•	acquiring SportCaller, a leading B2B free-to-play game provider, in early 2021.

We are a Delaware corporation with our global headquarters in Providence, Rhode Island.

1

RISK FACTORS

In considering whether or not to purchase our securities, you should carefully consider the risks described under “Risk Factors” in any prospectus supplement and in the documents we incorporate by reference in this prospectus and any prospectus supplement, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement.

2

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

3

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and important provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Our Certificate of Incorporation and our Bylaws govern the rights of our stockholders. For information on how to obtain a copy of our Certificate of Incorporation and our Bylaws, see “Where You Can Find Additional Information.”

The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to the complete text of our Certificate of Incorporation and our Bylaws, and by provisions of applicable law.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Dividend Rights

Dividends may be declared by our board of directors from time to time.

Voting Rights

Each share of common stock is entitled to one vote. At each stockholders meeting, all matters will be decided by a majority of the votes (except with respect to the election of directors, who are elected by a plurality of the votes) cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except in cases where a greater number of votes is required by law, our Certificate of Incorporation or our Bylaws).

Other Rights

Our common stock has no preemptive rights or no cumulative voting rights and there are no redemption, sinking fund or conversion provisions in our Certificate of Incorporation or our Bylaws.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and our Bylaws

In addition to regulatory requirements applicable to us and the ownership of our shares and some provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals and Director Qualification Requirements

Our Bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors. Proper notice must be timely, in proper written form, and must set forth certain details of the nomination or proposal. The Chairman of the meeting may determine that a nomination or proposal was defective and should be disregarded. In addition, our Bylaws provide that no person may serve as a member of our board of directors, or be elected or nominated for such a position, unless, at the time of such service, election or nomination, such person has been licensed by applicable regulatory authorities. Together, these provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, each of which will hold office for a three-year term.

Calling Special Stockholder Meetings

Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors, by a majority of the whole board or by holders of our common stock who hold at least 20% of the outstanding common stock entitled to vote generally in the election of directors.

Removal of Directors

Our Bylaws state that any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Limitation on Financial Interest

Our Certificate of Incorporation and Bylaws provide that we may not permit any person or entities to acquire a direct or indirect entity or economic interest in us equal to or greater than 5% of any class of equity or economic interests without the approval of the relevant gaming authorities (subject to certain specified exceptions). Any transfer of shares of our common stock that results in a person acquiring more than such 5% threshold shall not be recognized until the relevant gaming authorities have consented to such transfer. Our Certificate of Incorporation also provides that an additional license or consent from the gaming authorities is required for ownership equal to or greater than 20% of any class of our equity interests. In addition, our Bylaws also include limitations and restrictions on ownership of common stock relating to regulatory requirements and licenses, including restrictions on transfers that would violate applicable gaming laws and repurchase rights in the event that stockholders are determined to be unsuitable to hold our common shares. Our Bylaws impose additional restrictions to ensure compliance with relevant gaming and regulatory requirements including our ability to withhold dividend payments and redeem or purchase a holder’s common stock if a gaming authority or the Board of Directors determines the holder to be an “unsuitable person” as defined in certain gaming laws.

5

Limitation of Liability of Officers and Directors; Indemnification

Our Certificate of Incorporation states that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived any improper personal benefit. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting the declaration of certain dividends, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. If the DGCL is amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then our directors will not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of our Certificate of Incorporation by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification. We have also entered into agreements to indemnify our directors and officers, as well as our employees and agents, to the fullest extent permitted or required by Delaware law. To the extent the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be granted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Choice of Forum

Our Bylaws state that unless the board of directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) an action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (as any of the foregoing may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, will be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

The exclusive forum selection provided by our bylaws does not limit the scope of exclusive federal or concurrent jurisdiction for actions brought under federal securities laws. For example, Section 27 of the Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such, the exclusive forum selection discussed above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such, the exclusive forum selection discussed above would not apply to such suits.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “BALY.”

6

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or debt securities. Each warrant will entitle the holder to purchase for cash the amount of common stock, or units at the exercise price stated or determinable in a prospectus supplement for the warrants. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent or purchaser.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. These terms will include some or all of the following:

•	the title of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

7

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the subscription rights that we may offer under an applicable prospectus. While the terms we have summarized below will apply generally to any subscription rights that we may offer, we will describe the particular terms of any subscription rights in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any subscription rights offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not described in this prospectus at the time of its effectiveness.

We may issue subscription rights to purchase our common stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for our common stock upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each stockholder;
•	the number of shares and terms of our common stock which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement into which we may enter in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

8

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

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DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination (but not securities of third parties) as specified in a related prospectus supplement or a free writing prospectus. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find Additional Information.”

10

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (1) all existing and future indebtedness or other liabilities of our subsidiaries and (2) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The applicable prospectus supplement will set forth, among other things:

•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the debt securities is payable;
•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity,
•	commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date, and the basis of computation of interest if other than on the basis of a 360-day year consisting of twelve 30-day months;
•	the place or places where the principal of, premium and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

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•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;
•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
•	the denominations in which the debt securities will be issuable, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•	the forms of the debt securities in fully registered form (and whether the debt securities will be issuable as global securities);
•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•	the designation of the currency, currencies or currency units in which payment of the principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;
•	whether the debt securities may be exchangeable for and/or convertible into shares of our common stock or any other security;
•	any provisions relating to any security provided for the debt securities, and any subordination in right of payment, if any, of the debt securities;
•	any addition to or change in the events of default and acceleration provisions described under “—Events of Default” below and in the indenture with respect to the debt securities;
•	any addition to or change in the covenants described in this “Description of Debt Securities” or in the indenture with respect to the debt securities;
•	any other terms of the debt securities (which may modify or delete any provision of the indenture insofar as it applies to such debt securities); and
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

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In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or
•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We will initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the applicable prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the trustee as custodian for the depositary or its nominee; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;
•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or
•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owned and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to physical delivery of certificated debt securities; and
•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary’s policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

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Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the applicable prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property laws, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	either (1) the transaction is a merger or consolidation and we are the surviving entity or (2) the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity and the successor or transferee assumes our obligations under the debt securities and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;
•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and
•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of any such transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture, and (except in the case of a lease) when such successor or transferee duly assumes all of our obligations under the debt securities and the indenture, we will be relieved from all such obligations.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;
•	default in the payment of principal of, or premium on, any debt security of that series;
•	default in the performance or breach of any other covenant or warranty by us in the indenture or any board resolution, supplemental indenture or officer’s certificate with respect to such series (other than a covenant or warranty that has been included in the indenture or board resolution, supplemental indenture or officer’s certificate solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;
•	certain events of bankruptcy, insolvency or reorganization of our company; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

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No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (1) the rescission and annulment would not conflict with any judgment or decree already rendered, (2) if all events of default with respect to that series, other than the non-payment of principal, interest or premium, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture and (3) if the Company has paid or deposited with the trustee a sum sufficient to pay (a) any overdue interest on the debt securities of that series, (b) the principal amount of the debt securities of that series (except the principal, interest or premium that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the debt securities of that series.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security and/or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security and/or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

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Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained therein, or to conform the provisions of the indenture to this “Description of Debt Securities” or a description of the debt securities contained in the applicable prospectus supplement, as evidenced by an officer’s certificate;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	provide for the assumption of our obligations by a successor, in the case of a merger or consolidation, or transferee, in the case of a sale, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, and our discharge upon such assumption, as applicable, provided that the requirements described under “—Consolidation, Merger and Sale of Assets” are complied with;
•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the rights under the indenture of any holder in any material respect;
•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;
•	provide for the issuance of and establish the form and terms and conditions of additional debt securities as permitted by the indenture;
•	add guarantees with respect to the debt securities or to provide security for the debt securities; or
•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as would be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;
•	reduce the rate (or alter the method of computation) of or extend the time for payment of interest, including defaulted interest, on any debt security;
•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities, except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration;
•	make the principal of or premium, if any or interest on any debt security payable in currency other than that stated in the debt securities;
•	change any place of payment where the debt securities or interest thereon is payable;
•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of or premium, interest, if any, on the debt securities and to institute suit for the enforcement of any such payments;
•	make any change in the amendment and waiver provisions listed above; or
•	reduce the percentage in principal amount of any debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past defaults.

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Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (1) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (2) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and
•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

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PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	through agents;
•	to or through underwriters;
•	through brokers or dealers;
•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through market maker or into an existing trading market, on an exchange or otherwise;
•	directly by us to purchasers, including through a specific bidding, auction or other process;
•	through a combination of any of these methods of sale; or
•	we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

The applicable prospectus supplement will contain the terms of the transaction, including the method of distribution of the securities offered, the proceeds we will receive from the sale, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale, at negotiated prices or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will use its commercially reasonable efforts to solicit purchases for the period of its appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

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Offers to purchase securities may be solicited directly by us, and the sale thereof may be made by us, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on NYSE, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on NYSE, in the over-the-counter market or otherwise. The underwriters or agents, as the case may be, are not required to engage in these activities and, if they engage in any of these activities, may end any of these activities at any time without notice.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement. To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

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LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Bally’s Corporation incorporated in this prospectus by reference from the Bally’s Corporation Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Columbia Properties Tahoe, LLC d/b/a MontBleu Casino Resort & Spa, as of and for the year ended December 31, 2020 incorporated in this prospectus by reference from the Bally’s Corporation Current Report on Form 8-K dated March 16, 2021 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of IOC – Kansas City, Inc. and Rainbow Casino – Vicksburg Partnership, L.P. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019; the financial statements of Eldorado Resort Casino Shreveport JTV at December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019; and the financial statements of Columbia Properties Tahoe, LLC d/b/a MontBleu Casino Resort & Spa at December 31, 2019 and for the year then ended; each incorporated by reference in this prospectus and Registration Statement of Bally's Corporation have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein, and have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed March 10, 2021;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed April 6, 2020 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019;
•	our Current Reports on Form 8-K filed January 13, 2021, January 22, 2021, January 25, 2021, February 3, 2021, February 8, 2021, February 12, 2021, February 26, 2021 and March 16, 2021; and
•	the description of our common stock contained in our Form 8-A filed with the SEC on March 27, 2019, as updated by the description of our common stock contained in Exhibit 4.5 to the Form 10-K and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. This material is available from the SEC’s website at http://www.sec.gov or from our website at www.ballys.com. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to our investor relations team at 100 Westminster Street, Providence, Rhode Island 02903 or by telephone at (401) 475-8474.

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

22

$600,000,000

Bally’s Corporation

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities	Goldman Sachs & Co. LLC	Barclays

Bookrunners

Citizens Capital Markets	Truist Securities	Fifth Third Securities	Capital One Securities